SECOND AMENDED AND RESTATED CREDIT AGREEMENT

AMONG

SWIFT ENERGY COMPANY AND SWIFT ENERGY OPERATING, LLC,

AS BORROWERS

JPMORGAN CHASE BANK, N.A.

AS ADMINISTRATIVE AGENT AND ISSUING BANK

BNP PARIBAS AND WELLS FARGO BANK, N.A.,

AS CO-SYNDICATION AGENTS

BANK OF SCOTLAND PLC AND SOCIETE GENERALE,

AS CO-DOCUMENTATION AGENTS

AND

THE LENDERS SIGNATORY HERETO

AND

J.P. MORGAN SECURITIES LLC

AS SOLE LEAD ARRANGER AND SOLE BOOK RUNNER

September 21, 2010

_____________________________________

Revolving Line of Credit

of up to $500,000,000

with Letter of Credit Subfacility

_____________________________________

ARTICLE 1	DEFINITIONS AND INTERPRETATION	1

1.1	Terms Defined Above	1

1.2	Additional Defined Terms	1

1.3	Undefined Financial Accounting Terms	19

1.4	References	19

1.5	Articles and Sections	19

1.6	Number and Gender	20

1.7	Incorporation of Exhibits	20

ARTICLE 2	TERMS OF THE FACILITY	20

2.1	Revolving Line of Credit	20

2.2	Letter of Credit Facility	21

2.3	Limitations on Interest Periods	23

2.4	Limitation on Types of Loans	24

2.5	Use of Loan Proceeds and Letters of Credit	24

2.6	Interest	24

2.7	Repayment of Loans and Interest	25

2.8	General Terms	25

2.9	Time, Place, and Method of Payments	26

2.10	Pro Rata Treatment; Adjustments	26

2.11	Borrowing Base Determinations	27

2.12	Mandatory Prepayments	29

2.13	Voluntary Prepayments and Conversions of Loans	29

2.14	Reduction of Maximum Facility Amount	30

2.15	Letter of Credit Fee	30

2.16	[Reserved]	31

2.17	Set-off	31

2.18	General Provisions Relating to Interest	31

2.19	Obligations Absolute	32

2.20	Yield Protection	33

2.21	Illegality	35

2.22	Taxes	35

2.23	Replacement of Lenders	36

2.24	Regulatory Change	37

i

2.25	Commitment Fee	38

2.26	Increase of Maximum Facility Amount	38

2.27	Defaulting Lenders	39

2.28	Cash Collateral	41

ARTICLE 3	CONDITIONS	42

3.1	Conditions Precedent to Initial Loan and Letter of Credit	42

3.2	Conditions Precedent to Each Loan	44

3.3	Conditions Precedent to Issuance of Letters of Credit	45

ARTICLE 4	REPRESENTATIONS AND WARRANTIES	45

4.1	Existence of Borrower and Subsidiaries	45

4.2	[Reserved]	46

4.3	Due Authorization	46

4.4	Valid and Binding Obligations of Borrower	46

4.5	Security Instruments	46

4.6	Scope and Accuracy of Financial Statements	46

4.7	Liabilities, Litigation and Restrictions	46

4.8	Title to Properties	47

4.9	Compliance with Federal Reserve Regulations	47

4.10	Authorizations and Consents	47

4.11	Compliance with Laws, Rules, Regulations and Orders	47

4.12	Proper Filing of Tax Returns and Payment of Taxes Due	47

4.13	ERISA Compliance	48

4.14	Take-or-Pay; Gas Imbalances	48

4.15	Refunds	48

4.16	Casualties or Taking of Property	48

4.17	Locations of Business and Offices	48

4.18	Environmental Compliance	48

4.19	Investment Company Act Compliance	49

4.20	[Reserved]	49

4.21	No Material Misstatements	49

4.22	Subsidiaries	49

4.23	Defaults	49

4.24	Maintenance of Properties	49

4.25	Solvency	49

ARTICLE 5	AFFIRMATIVE COVENANTS	50

5.1	Maintenance and Access to Records	50

5.2	Quarterly Financial Statements	50

5.3	Annual Financial Statements	50

5.4	Compliance Certificates	50

5.5	Oil and Gas Reserve Reports	50

5.6	SEC and Other Reports	51

5.7	Notices	52

5.8	Letters in Lieu of Transfer Orders; Division Orders	53

5.9	Additional Information	53

5.10	Payment of Assessments and Charges	53

5.11	Compliance with Laws	54

5.12	ERISA Information and Compliance	54

5.13	[Reserved]	54

5.14	Further Assurances	54

5.15	[Reserved]	54

5.16	[Reserved]	54

5.17	Maintenance of Existence and Good Standing	54

5.18	Maintenance of Tangible Property	54

5.19	Maintenance of Insurance	55

5.20	Inspection of Tangible Property	55

5.21	Payment of Notes and Performance of Obligations	55

5.22	Operation of Oil and Gas Properties	55

5.23	Performance of Designated Contracts	55

5.24	Title Opinions; Title Defects	55

5.25	Level of Mortgage Coverage	55

5.26	New Material Subsidiaries	56

5.27	Post Closing Requirements	56

ARTICLE 6	NEGATIVE COVENANTS	57

6.1	Indebtedness; Contingent Obligations	57

6.2	[Reserved]	58

6.3	Mortgages or Pledges of Assets	58

6.4	Sales of Properties; Leasbacks	58

6.5	Dividends and Distributions	59

6.6	Changes in Corporate Structure	60

6.7	[Reserved]	60

6.8	Investments	60

6.9	Lines of Business; Subsidiaries	61

6.10	ERISA Compliance	61

6.11	Sale or Discount of Receivables	61

6.12	Transactions With Affiliates	62

6.13	Current Ratio	62

6.14	Interest Coverage Ratio	62

6.15	[Reserved]	62

6.16	New Unsecured/Subordinated Debt and Existing Senior Notes	62

6.17	Negative Pledges	62

6.18	[Reserved]	62

6.19	[Reserved]	62

6.20	Clauses Restricting Subsidiary Distributions	62

ARTICLE 7	EVENTS OF DEFAULT	63

7.1	Enumeration of Events of Default	63

7.2	Rights Upon Default	65

7.3	Application of Proceeds	66

ARTICLE 8	THE ADMINISTRATIVE AGENT	66

8.1	Appointment	66

8.2	Delegation of Duties	67

8.3	Exculpatory Provisions	67

8.4	Reliance by Administrative Agent	67

8.5	Notice of Default	68

8.6	Non-Reliance on Administrative Agent and Other Lenders	68

8.7	[Reserved]	69

8.8	Restitution	69

8.9	Administrative Agent in Its Individual Capacity	69

8.10	Successor Administrative Agent	69

8.11	Applicable Parties	70

8.12	Collateral and Guaranty Matters	58

8.13	Co-Documentation Agents and Co-Syndication Agents	72

ARTICLE 9	MISCELLANEOUS	72

9.1	Successors and Assigns	72

9.2	Amendments and Waivers	75

9.3	Survival of Representations, Warranties and Covenants	76

9.4	Notices and Other Communications	76

9.5	Parties in Interest	77

9.6	No Waiver; Rights Cumulative	77

9.7	Survival Upon Unenforceability	78

9.8	Rights of Third Parties	78

9.9	Controlling Agreement	78

9.10	Confidentiality	78

9.11	Integration	79

9.12	Jurisdiction and Venue; Service of Process	79

9.13	Waiver of Rights to Jury Trial	79

9.14	Governing Law	80

9.15	Counterparts	80

9.16	Expenses; Indemnity; Damage Waiver	80

9.17	Collateral Matters; Hedging Obligations; Cash Management Obligations82

9.18	Joint and Several Liability	82

9.19	USA Patriot Act	84

v

SECOND AMENDED AND RESTATED CREDIT AGREEMENT

THIS SECOND AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is made and entered into as of September 21, 2010, by and among SWIFT ENERGY COMPANY, a Texas corporation ("Swift Co"), and SWIFT ENERGY OPERATING, LLC, a Texas limited liability company ("Swift LLC"; and together with Swift Co, individually, a "Borrower" and, collectively, the "Borrowers"), each lender that is a signatory hereto (individually, together with its successors and assigns, a "Lender" and, collectively, together with their respective successors and assigns, the "Lenders"), JPMORGAN CHASE BANK, N.A., as administrative agent for the Lenders (in such capacity, together with its successors in such capacity pursuant to the terms hereof, the "Administrative Agent") and as Issuing Bank, J.P. MORGAN SECURITIES LLC, as Sole Lead Arranger and Sole Book Runner, BNP PARIBAS AND WELLS FARGO BANK, N.A., as Co-Syndication Agents, and BANK OF SCOTLAND PLC AND SOCIETE GENERALE, as Co-Documentation Agents.

W I T N E S S E T H:

WHEREAS, Swift Co and certain of the Lenders entered into a First Amended and Restated Credit Agreement dated June 29, 2004, as amended by the First Amendment thereto dated as of October 21, 2005, the Second Amendment thereto dated as of December 28, 2005, the Third Amendment thereto dated as of October 2, 2006, the Fourth Amendment thereto dated as of May 1, 2008, the Fifth Amendment thereto dated as of May 1, 2009 and the Sixth Amendment thereto dated as of November 10, 2009 (as amended, the "Existing Credit Agreement").

WHEREAS, the parties thereto desire to amend and restate such Existing Credit Agreement;

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements herein contained, the parties hereto agree as follows:

ARTICLE 1

DEFINITIONS AND INTERPRETATION

1.1 Terms Defined Above.  As used in this Agreement, the terms "Administrative Agent," "Agreement," "Borrower," "Borrowers," "Existing Credit Agreement," "Lender," "Lenders," "Swift Co," and "Swift LLC" shall have the meanings set forth above.

1.2 Additional Defined Terms.  As used in this Agreement, the following terms shall have the following meanings, unless the context otherwise requires:

"Additional Costs" shall mean costs which the Administrative Agent, the Issuing Bank or any Lender determines are attributable to its obligation to make or its making or maintaining any Eurodollar Rate Loan or issuing or participating in Letters of Credit, or any reduction in any amount receivable by the Administrative Agent, the Issuing Bank or such Lender in respect of any such obligation or any Eurodollar Rate Loan or Letter of Credit, resulting from any

Regulatory Change which (a) subjects to any tax of any kind whatsoever or changes the basis of taxation of any amounts payable to the Administrative Agent, the Issuing Bank or such Lender under this Agreement or any Loan Document (other than Taxes covered by Section 2.22), (b) imposes or modifies any reserve, special deposit, compulsory loan, insurance charge, minimum capital, capital ratio, or similar requirements (other than the Reserve Requirement utilized in the determination of the Adjusted Eurodollar Rate for such Loan), or (c) imposes any other condition affecting this Agreement or any of such extensions of credit, liabilities, or commitments.

"Adjusted Eurodollar Rate" shall mean, for any Interest Period for any Eurodollar Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Administrative Agent to be equal to the quotient of (a) the sum of the Eurodollar Rate for such Interest Period for such Loan plus the Applicable Margin for a Eurodollar Rate Loan divided by (b) 1 minus the Reserve Requirement for such Loan for such Interest Period, but in no event shall such rate exceed the Highest Lawful Rate.

"Administrative Questionnaire" means an administrative questionnaire by each Lender in a form supplied by the Administrative Agent.

"Affiliate" shall mean any Person directly or indirectly controlling, controlled by, or under common control with a Borrower, including each affiliate and subsidiary (within the meaning of the regulations promulgated pursuant to the Securities Act of 1933, as amended) of a Borrower.

"Agreement" shall mean this Credit Agreement, as amended, restated or supplemented from time to time.

"Alternative Base Rate" shall mean, for any day, a rate per annum equal to the sum of (a) the greatest of (i) the Prime Rate in effect on such day, (ii) the Federal Funds Rate in effect on such day plus ½ of 1% and (iii) the Adjusted Eurodollar Rate for a one month Interest Period on such day (or if such day is not a Business Day, the immediately preceding Business Day) plus 1%; provided that, for the avoidance of doubt, the Adjusted Eurodollar Rate for any day shall be based on the rate appearing on the Reuters "LIBOR01" screen (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) at approximately 11:00 a.m. London time on such day, plus (b) the relevant Applicable Margin.  Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Rate or the Adjusted Eurodollar Rate, respectively.

"Alternative Base Rate Loan" shall mean any Loan and any portion of the Loan Balance which a Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, to bear interest at the Alternative Base Rate, or which pursuant to the terms hereof are otherwise required to bear interest at the Alternative Base Rate.

"Applicable Lending Office" shall mean, for each Lender and type of Loan, the lending office of such Lender (or an affiliate of such Lender) designated for such type of Loan in such Lender's Administrative Questionnaire as the office by which its Loans of such type are to be made and maintained or in such other office of such Lender (or an Affiliate of such Lender) as such Lender may from time to time specify to the Administrative Agent.

"Applicable Margin" shall mean at any time for Eurodollar Rate Loans, Alternative Base Rate Loans and the Commitment Fee, the corresponding percentages per annum as set forth below based upon Borrowing Base Usage at such time:

Borrowing Base Usage	Eurodollar Rate Loans	Alternate Base Rate Loans	Commitment Fee
>90%	3.00%	2.00%	0.50%
<90% and >75%	2.75%	1.75%	0.50%
<75% and >50%	2.50%	1.50%	0.50%
<50% and >25%	2.25%	1.25%	0.50%
<25%	2.00%	1.00%	0.50%

"Approved Fund" means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

"Arranger" shall mean J.P. Morgan Securities LLC, and its successors, in its capacity as Lead Arranger and Sole Book Runner.

"Assignment and Assumption" shall mean an Assignment and Assumption, substantially in the form of Exhibit II, with appropriate insertions.

"Available Commitment" shall mean, at any time, an amount equal to the remainder, if any, of (a) the Commitment Amount minus (b) the sum of the Loan Balance at such time plus the L/C Exposure at such time.

"Benefitted Lender" shall have the meaning assigned to such term in Section 2.10(c).

"Borrowing Base" shall mean, at any time, the Dollar amount determined in accordance with Section 2.11 on account of the loan value of the Oil and Gas Properties of the Borrowers and the Guarantors.

"Borrowing Base Usage" means, as of any date, a fraction, expressed as a percentage, the numerator of which is the sum of (a) the then existing Loan Balance plus (b) the then existing L/C Exposure and the denominator of which is the Commitment Amount then in effect.

"Borrowing Request" shall mean each written request, in substantially the form attached hereto as Exhibit III, by a Borrower to the Administrative Agent for a borrowing or conversion pursuant to Sections 2.1 or 2.13, each of which shall:

(a) be signed by a Responsible Officer;

(b) specify the amount and type of Loan requested or to be converted and the date of the borrowing or conversion (which shall be a Business Day);

(c) when requesting a Alternative Base Rate Loan, be delivered to the Administrative Agent no later than 11:00 a.m., Central Standard or Daylight Savings Time, as the case may be, on the Business Day of the requested borrowing or conversion; and

(d) when requesting a Eurodollar Rate Loan, be delivered to the Administrative Agent no later than 11:00 a.m., Central Standard or Daylight Savings Time, as the case may be, the third Business Day preceding the requested borrowing or conversion and designate the Interest Period requested with respect to such Loan.

"Business Day" shall mean a day other than a day when commercial banks are authorized or required to close in the State of Texas or Chicago, Illinois and, with respect to all requests, notices, and determinations in connection with, and payments of principal and interest on, Eurodollar Rate Loans, which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

"Capital Stock" means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing.

"Cash Collateralize" means to pledge and deposit with or deliver to the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, as collateral for L/C Exposure or obligations of Lenders to fund participations in respect of either thereof (as the context may require), cash or deposit account balances or, if the Issuing Bank shall agree in its sole discretion, other credit support, in each case pursuant to documentation in form and substance satisfactory to the Administrative Agent and the Issuing Bank. "Cash Collateral" shall have a meaning correlative to the foregoing and shall include the proceeds of such cash collateral and other credit support.

"Cash Management Agreement" means any agreement to provide cash management services, including treasury, depository, overdraft, credit or debit card, electronic funds transfer and other cash management arrangements.

"Cash Management Bank" means any Lender or any Affiliate of a Lender that is a counterparty to a Cash Management Agreement with any Borrower or any Subsidiary.

"Cash Management Obligations" means all obligations of any Borrower or any Subsidiary arising from time to time under any Cash Management Agreement with a Cash Management Bank; provided that if such Cash Management Bank ceases to be a Lender or an

Affiliate of a Lender hereunder, such obligations owed to such Cash Management Bank shall no longer be Cash Management Obligations.

"Closing Date" shall mean September 21, 2010.

"Collateral" shall mean the Mortgaged Properties and any other Property now or at any time used or intended as security for the payment or performance of all or any portion of the Obligations.

"Commitment Amount" shall mean the lesser of the Maximum Facility Amount and the Borrowing Base.

"Commitment Fee" shall have the meaning assigned to such term in Section 2.25.

"Commitment Period" shall mean the period from and including the Closing Date to but not including the earliest to occur of (a) Final Maturity (b) termination of the Facility Amounts pursuant to Section 2.14 and (c) termination of the Facility Amounts pursuant to Section 7.2 (unless the Facility Amounts are reinstated pursuant to Section 7.2).

"Commonly Controlled Entity" shall mean any Person which is under common control with a Borrower within the meaning of Section 4001 of ERISA.

"Compliance Certificate" shall mean each certificate substantially in the form attached hereto as Exhibit IV, signed by any Responsible Officer and furnished to the Administrative Agent from time to time in accordance with the terms hereof.

"Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a "primary obligation") in any manner, whether directly or indirectly, including any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor, (b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

"Continuing Directors" means the directors of Swift Co on the Closing Date, and each other director, if, in each case, such other director's nomination for election to the board of directors of Swift Co is recommended by at least a majority of the then Continuing Directors.

"Current Assets" shall mean all assets which would, in accordance with GAAP, be included as current assets on a consolidated balance sheet of the Borrowers and their Subsidiaries as of the date of calculation.

"Current Liabilities" shall mean all liabilities which would, in accordance with GAAP, be included as current liabilities on a consolidated balance sheet of the Borrowers and their Subsidiaries as of the date of calculation, but excluding current maturities in respect of the Loans.

"Default" shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

"Defaulting Lender" means, subject to Section 2.27(b), any Lender that, as reasonably determined by the Administrative Agent, (a) has failed to perform any of its funding obligations hereunder, including in respect of its Loans or participations in respect of Letters of Credit, within three Business Days of the date required to be funded by it hereunder, unless such obligation is the subject of a good faith dispute, (b) has notified the Borrowers, the Administrative Agent or any Lender that it does not intend to comply with its funding obligations hereunder or has made a public statement to that effect with respect to its funding obligations hereunder or under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after request by the Administrative Agent, to confirm in a manner satisfactory to the Administrative Agent that it will comply with its funding obligations hereunder, or (d) has, or has a direct or indirect parent company that has, (i) become the subject of an Insolvency Proceeding, (ii) had a receiver, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or a custodian appointed for it, or (iii) taken any action in furtherance of, or indicated its consent to, approval of or acquiescence in any such proceeding or appointment; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority.

"Default Rate" shall mean a per annum interest rate equal to the Alternative Base Rate from time to time in effect plus two percent (2%), but in no event shall such rate exceed the Highest Lawful Rate.

"Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

"Domestic Subsidiary" means any Subsidiary of the Borrowers organized under the laws of any jurisdiction within the United States.

"EBITDAX" shall mean, for any period, operating earnings determined in accordance with GAAP, excluding for such period, interest, federal and state income taxes, depreciation, amortization, and other non-cash expenses or non-cash gains and exploration expenses, and excluding debt extinguishment costs not to exceed $15,000,000.

"Environmental Complaint" shall mean any written complaint, order, directive, claim, citation, notice of investigation or other notice by any Governmental Authority or any other Person with respect to (a) air emissions, (b) spills, releases, or discharges to soils or any improvements located thereon, surface water, groundwater or the sewer, septic system or waste treatment, storage or disposal systems servicing any Property of any Borrower or its Subsidiaries, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation or disposal of any Hazardous Substance, or (e) other environmental, health or safety matters affecting any Property of any Borrower or its Subsidiaries or the business conducted thereon.

"Environmental Laws" shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time:  the Clean Air Act, the Clean Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Hazardous Materials Transportation Act of 1986, the Occupational Safety and Health Act, the Oil Pollution Act of 1990, the Resource Conservation and Recovery Act of 1976, the Safe Drinking Water Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of a Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

"Eurodollar Base Rate" shall mean with respect to a Eurodollar Advance for the relevant Interest Period, the applicable British Bankers' Association Interest Settlement Rate for deposits in U.S. dollars appearing on Reuters "LIBOR01" screen (or on any successor or substitute screen provided by Reuters, or any successor to or substitute for such service, providing rate quotations comparable to those currently provided on such screen, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to deposits in Dollars in the London interbank market) as of 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, and having a maturity equal to such Interest Period, provided that, if no such British Bankers' Association Interest Settlement Rate is available to the Administrative Agent, the applicable Eurodollar Base Rate for the relevant Interest Period shall instead be the rate determined by the Administrative Agent to be the rate at which JPMC or one of its Affiliate banks offers to place deposits in U.S. dollars with first-class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of JPMC's relevant Eurodollar Loan and having a maturity equal to such Interest Period.

"Eurodollar Rate" shall mean, with respect to a Eurodollar Rate Loan for the relevant Interest Period, an interest rate equal to the sum of (i) the quotient of (a) the Eurodollar Base Rate applicable to such Interest Period, divided by (b) one minus the Reserve Requirement (expressed as a decimal) applicable to such Interest Period, plus (ii) the Applicable Margin.

"Eurodollar Rate Loan" shall mean a Loan which bears interest at the applicable Eurodollar Rate.

"Event of Default" shall mean any of the events specified in Section 7.1.

"Excluded Foreign Subsidiary" any Foreign Subsidiary in respect of which either (a) the pledge of all of the Capital Stock of such Subsidiary as Collateral or (b) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower.

"Existing Letters of Credit" means the letters of credit issued under the Existing Credit Agreement and set forth on Exhibit XI.

"Existing Senior Notes" shall mean (a) the $250,000,000 of 7-1/8% senior unsecured notes issued on June 1, 2007 and due on June 1, 2017 and (b) the $225,000,000 of 8-7/8% senior unsecured notes issued on November 25, 2009 and due on January 15, 2020.

"Facility Amount" shall mean, for each Lender, the amount set forth opposite the name of such Lender on Exhibit V under the caption "Facility Amounts," as modified from time to time to reflect assignments permitted by Section 9.1 or otherwise pursuant to the terms hereof.

"Federal Funds Rate" shall mean, for any day, the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of Dallas, Texas, on the Business Day next succeeding such day, provided that (a) if the day for which such rate is to be determined is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if such rate is not so published for any day, the Federal Funds Rate for such day shall be the average rate charged to the Lender serving as the Administrative Agent on such day on such transactions as determined by the Administrative Agent.

"Final Maturity" shall mean October 15, 2015.

"Financial Statements" shall mean statements of the financial condition as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, common stock and other stockholders', members' or partners' equity, and cash flows and, when required by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of a nationally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the Administrative Agent and footnotes to any of the foregoing, all of which, unless otherwise indicated, shall be prepared in accordance with GAAP consistently applied and in comparative form with respect to the corresponding period of the preceding fiscal period.

"Foreign Lender" means any Lender that is not incorporated under the laws of the United States of America or a state thereof.

"Foreign Subsidiary" means any Subsidiary of the Borrowers that is not a Domestic Subsidiary.

"Fronting Exposure" means, at any time there is a Defaulting Lender, such Defaulting Lender's Percentage Share of the outstanding L/C Exposure other than L/C Exposure as to which such Defaulting Lender's participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof.

"Fund" means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

"GAAP" shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time, except that for purposes of Section 6.13 and Section 6.14, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.6.  In the event that any "Accounting Change" (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrowers and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to reflect equitably such Accounting Changes with the desired result that the criteria for evaluating the Borrowers' financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made.  Until such time as such an amendment shall have been executed and delivered by the Borrowers, the Administrative Agent and the Majority Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred.  "Accounting Changes" refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

"Governmental Authority" shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality or other political subdivision and any court, governmental department or authority, commission, board, bureau, agency, arbitrator or instrumentality thereof and any other entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

"Guarantors" means, collectively, (a) GASRS, LLC, a Texas limited liability company, and SWENCO Western, Inc., a Texas corporation and (b) each Subsidiary of a Borrower that, after the Closing Date, (i) executes and delivers to the Administrative Agent a Guaranty, (ii) becomes a party to the Security Agreement and takes such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Security Agreement with respect to such Subsidiary, including the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Security Agreement or by law or as may be requested by the Administrative Agent, (iii) delivers to the Administrative Agent certificates of such Subsidiary of the type described in Section 3.1(c), (d) and (e) with appropriate insertions and attachments, and (iv) if requested by the Administrative Agent, delivers to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

"Guaranty" means a guaranty of the Obligations in favor of the Administrative Agent for the benefit of the Secured Parties executed and delivered by a Guarantor, in form and substance satisfactory to the Administrative Agent.

"Hazardous Substances" shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, or any substances defined as "contaminants," "hazardous substances," "hazardous materials," "hazardous wastes" or "toxic substances" under any Environmental Law now or hereafter enacted or promulgated by any Governmental Authority.

"Hedging Agreement" shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a "Master Agreement"), including any such obligations or liabilities under any Master Agreement.

"Hedging Obligations" shall mean the Indebtedness and obligations, now or hereafter arising, of any Borrower or any Subsidiary under any Hedging Agreements with any Lender or Affiliate of a Lender; provided that if such counterparty ceases to be a Lender hereunder or an Affiliate of a Lender hereunder, Hedging Obligations shall only include such Indebtedness and obligations to the extent arising from transactions either (a) entered into on or prior to the Closing Date if such counterparty was a Lender hereunder or an Affiliate of a Lender hereunder on the Closing Date or (b) entered into after the Closing Date if such counterparty was a Lender hereunder or an Affiliate of a Lender hereunder at the time the transaction was entered into.

"Highest Lawful Rate" shall mean, with respect to each Lender, the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under laws applicable to such Lender, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

"Indebtedness" shall mean, as to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness, (c) all other indebtedness of such Person for borrowed money, (d) all obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such Lien), (e) Letters of Credit, and (f) Contingent Obligations.

"Insolvency" means with respect to any Multi-employer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

"Insolvency Proceeding" shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

"Interest Expense" shall mean, for any period, the total interest expense (including, without limitation, interest expense attributable to capitalized leases) of a Borrower for such period, determined in accordance with GAAP.

"Interest Period" shall mean, subject to the limitations set forth in Section 2.3, with respect to any Eurodollar Rate Loan, a period commencing on the date such Loan is made or converted from a Loan of another type pursuant to this Agreement or the last day of the next preceding Interest Period with respect to such Loan and ending on the numerically corresponding day in the calendar month that is one, two, three, or, subject to availability, six months thereafter, as a Borrower may request in the Borrowing Request for such Loan.

"Investment" shall mean, as to any Person, any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting a business unit of, or make any other investment in, such Person.

"Issuing Bank" means JPMC, in its capacity as issuer of Letters of Credit hereunder.

"JPMC" shall mean JPMorgan Chase Bank, N.A., a national banking association, in its individual capacity, and its successors.

"L/C Exposure" shall mean, at any time, the maximum amount available to be drawn under outstanding Letters of Credit at such time.

"Letter of Credit" shall mean each standby letter of credit issued for the account of the Borrowers pursuant to this Agreement and shall include the Existing Letters of Credit.

"Letter of Credit Application" shall mean the standard letter of credit application employed by the Issuing Bank from time to time in connection with Letters of Credit.

"Letter of Credit Sublimit" means an amount equal to 10% of the Commitment Amount then in effect.  The Letter of Credit Sublimit is part of, and not in addition to, the Maximum Facility Amount.

"Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of the Property, whether such interest is based on common law, statute, or contract, and including the lien or security interest arising from a mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment or bailment for security purposes and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases and other title exceptions and encumbrances affecting Property which secure an obligation owed to, or a claim by, a Person other than the owner of such Property (for purposes of this Agreement, any Borrower or its Subsidiaries shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing or recording of any financing statement or other security instrument in any public office.

"Limitation Period" shall mean, with respect to any Lender, any period while any amount remains owing under any Loan Document payable to or for the benefit of such Lender and during which interest on such amount calculated at the applicable interest rate plus any fees or other sums payable to or for the benefit of such Lender under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

"Liquidity" means, at any time, an amount equal to (a) the Commitment Amount then in effect minus the sum of the Loan Balance and the L/C Exposure plus (b) cash and Investments of the type described in Section 6.8(a), (b), (c) and (d) of the Borrowers and the Guarantors.

"Loan" shall mean any advance to or for the benefit of a Borrower pursuant to this Agreement and any payment made by the Issuing Bank or any Lender under a Letter of Credit.

"Loan Balance" shall mean, at any time, the aggregate outstanding principal balance of the Loans at such time.

"Loan Documents" shall mean this Agreement, the Notes, each Guaranty, the Letters of Credit, the Letter of Credit Applications, the Security Instruments, and all other documents, instruments and agreements now or hereafter delivered pursuant to the terms of or in connection therewith, and all renewals, extensions, amendments, supplements and restatements thereof.

"Majority Lenders" shall mean such Lenders as necessary to make the Percentage Share for all of such Lenders total greater than 50%; provided that, the Facility Amount of, and the portion of the Maximum Facility Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Majority Lenders.

"Material Adverse Effect" shall mean any material and adverse effect on (a) the assets, liabilities, condition (financial or otherwise), business, operations or prospects of any Borrower individually, or the Borrowers and their Subsidiaries taken as a whole, (b) the ability of any

Borrower individually, or the Borrowers and their Subsidiaries taken as a whole, to carry out its or their business as at the date of this Agreement conducted, (c) the ability of any Borrower individually, or the Borrowers and their Subsidiaries taken as a whole, to meet its or their obligations generally, or to meet its or their obligations under the Loan Documents on a timely basis as provided therein or (d) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the other Secured Parties hereunder or thereunder.

"Material Subsidiary" shall mean a Subsidiary of any Borrower (a) having 5% or more of EBITDAX for the four fiscal quarter period ending as of the most recent fiscal quarter for which the Borrower has delivered Financial Statements pursuant to Section 5.1 or 5.2; (b) having 5% or more of the book value consolidated assets of the Borrowers and their Subsidiaries as of the end of the most recent fiscal quarter for which the Borrower has delivered Financial Statements pursuant to Section 5.1 or 5.2 or (c) which owns Oil and Gas Properties included in the calculation of the Borrowing Base.

"Maximum Facility Amount" shall mean the sum of the Facility Amounts of all Lenders.

"Moody's" means Moody's Investors Service, Inc. and any successor thereto that is a nationally recognized rating agency.

"Mortgage" shall mean, collectively, each of the mortgages and deeds of trust encumbering the Oil and Gas Properties executed by any Borrower or any Subsidiary in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance satisfactory to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time-to-time.

"Mortgaged Properties" shall mean all Oil and Gas Properties of a Borrower subject to a perfected first-priority Lien in favor of the Lender, subject only to Permitted Liens, as security for the Obligations.

"Multi-employer Plan" shall mean a Plan which is a multi-employer plan as defined in Section 4001(a)(3) of ERISA.

"Net Income" shall mean, for any period, the net income of the Borrowers and their Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP.

"New Unsecured/Subordinated Debt" shall mean Indebtedness of the Borrowers (including senior unsecured notes, subordinated notes, convertible notes, preferred stock with any mandatory redemption and other Indebtedness not ranking pari passu with the Obligations, but excluding the Existing Senior Notes and Permitted Refinancing Debt) of up to $300,000,000 in principal amount, in such form and with terms, including, when appropriate, the subordination of such Indebtedness to the payment in full of the Obligations, the termination or Cash Collateralization of all Letters of Credit and the termination of the Facility Amounts, approved by the Administrative Agent in writing in advance of the incurrence thereof.

"New Zealand Litigation" shall mean the legal proceedings brought in New Zealand related to the August 2008 sale of Swift Energy New Zealand Limited’s remaining oil and gas properties located in New Zealand in the amount of $15,000,000.

"Notes" shall mean, collectively, each of the promissory notes of the Borrowers payable to a Lender in the amount of the Facility Amount of such Lender in the form attached hereto as Exhibit I, with appropriate insertions, together with all renewals, extensions for any period, increases, and rearrangements thereof.

"Notice of Termination" shall have the meaning assigned to such term in Section 2.23.

"Obligations" shall mean, without duplication, (a) all Indebtedness evidenced by this Agreement and the other Loan Documents, (b) the obligation of the Borrowers and the Guarantors to provide to or reimburse the Issuing Bank or the Lenders, as the case may be, for amounts payable, paid, or incurred with respect to Letters of Credit, (c) the undrawn, unexpired amount of all outstanding Letters of Credit, (d) the obligation of the Borrowers and the Guarantors for the payment of fees and expenses pursuant to the Loan Documents, (e) the Hedging Obligations, (f) the Cash Management Obligations and (g) all other obligations and liabilities of the Borrowers and the Guarantors to the Administrative Agent and the other Secured Parties, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

"Oil and Gas Property" shall mean fee, leasehold or other interests in or under mineral estates or oil, gas and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed or incidental thereto.

"Participant" has the meaning assigned to such term in clause (d) of Section 9.1.

"PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

"Percentage Share" shall mean, as to any Lender, a fraction, expressed as a percentage, the numerator of which is the Facility Amount of such Lender and the denominator of which is the Maximum Facility Amount.

"Permitted Liens" shall mean:

(a) Liens for taxes, assessments or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings diligently conducted, if such reserve as may be required by GAAP shall have been made therefor;

Liens in connection with workers' compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old age pension or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted, if such reserve as may be required by GAAP shall have been made therefor;
(b) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workers, or materialmen, and construction or other similar Liens arising by operation of law in the ordinary course of business or incident to the construction or improvement of any Property in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings diligently conducted, if such reserve as may be required by GAAP shall have been made therefor;

(c) Liens securing the purchase price of equipment of the Borrowers, provided that (i) such Liens shall not extend to or cover any other Property of the Borrowers, and (ii) the aggregate unpaid purchase price secured by all such Liens shall not exceed $15,000,000;

(d) Liens on assets, excluding Oil and Gas Properties and production and proceeds therefrom, in an aggregate amount not to exceed $5,000,000;

(e) Liens to operators and non-operators under joint operating agreements arising in the ordinary course of business to secure amounts owing to operators, which amounts are not yet due or are being contested in good faith by appropriate proceedings diligently conducted;

(f) Liens under production sales agreements, division orders, operating agreements and other agreements customary in the oil and gas industry for processing, producing, and selling hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery;

(g) the currently existing Liens described on Exhibit VI under the heading "Liens";

(h) easements, rights of way, restrictions and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which interfere with the ordinary conduct of the business of any Borrower or its Subsidiaries or materially detract from the value or use of the Property to which they apply;

(i) Liens in favor of the Administrative Agent for the benefit of the Secured Parties;

(j) any lien reserved in an Oil and Gas lease by the Lessor to secure royalty payments under such lease without limit as to amount;

(k) any lien securing Hedging Obligations permitted under Section 6.1(h).

"Permitted Refinancing Debt" shall mean Indebtedness of the Borrowers (including senior unsecured notes, subordinated notes, convertible preferred stock with any mandatory redemption and other Indebtedness not ranking pari passu with the Obligations), in such form and with terms, including, when appropriate, the subordination of such Indebtedness to the payment in full of the Obligations, the termination or Cash Collateralization of all Letters of Credit and the termination of the Facility Amounts, approved by the Administrative Agent in writing in advance of the incurrence thereof, the proceeds of which are used to repay all or a portion of the outstanding principal amount of the Existing Senior Notes; provided that, until such proceeds are so applied, such proceeds shall be maintained in blocked, interest bearing deposit accounts at JPMC.  The Borrowers hereby grant to (and subject to the control of) the Administrative Agent, for the benefit of the Secured Parties, and agree to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the Obligations.

"Person" shall mean an individual, corporation, partnership, joint venture, association, joint stock company, trust, unincorporated organization, Governmental Authority, or any other form of entity.

"Plan" shall mean, at any time, any employee benefit plan which is covered by ERISA and in respect of which a Borrower or any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an "employer" as defined in Section 3(5) of ERISA.

"Pledge Agreement" shall mean the Pledge Agreement executed by each Borrower and each Subsidiary (other than an Excluded Foreign Subsidiary) owning Capital Stock of a Material Subsidiary (other than Swift LLC) in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance satisfactory to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time-to-time.

"Prime Rate" shall mean the rate of interest per annum announced from time to time by the Administrative Agent as its Prime Rate.  The Prime Rate is a variable rate and each change in the Prime Rate is effective from and including the date the change is announced as being effective.  THE PRIME RATE IS A REFERENCE RATE AND MAY NOT BE THE ADMINISTRATIVE AGENT'S LOWEST RATE.

"Principal Office" shall mean the principal office of the Administrative Agent in Chicago, Illinois.

"Property" shall mean any interest in any kind of property or asset, whether real, personal, or mixed, tangible or intangible.

"Register" has the meaning assigned to such term in clause (c) of Section 9.1.

"Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System (or any successor), as amended or supplemented from time to time.

"Regulatory Change" shall mean, with respect to any Lender or the Issuing Bank, the passage, adoption, institution, or modification of any federal, state, local, or foreign Requirement of Law (including Regulation D), or any interpretation, directive, or request (whether or not having the force of law) of any Governmental Authority or monetary authority charged with the enforcement, interpretation, or administration thereof, occurring after the Closing Date and applying to a class of lenders including such Lender or the Issuing Bank or its Applicable Lending Office; provided however, for purposes of this Agreement and to the extent permitted by applicable Requirements of Law, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, guidelines or directives in connection therewith are deemed to have gone into effect and adopted after the Closing Date.

"Reimbursement Obligation" shall mean the obligation of the Borrowers to reimburse the Issuing Bank pursuant to Section 2.2(d) for amounts drawn under Letters of Credit.

"Related Parties" means, with respect to any Person, such Person's Affiliates and the partners, directors, officers, employees, agents and advisors of such Person and of such Person's Affiliates.

"Release of Hazardous Substances" shall mean any emission, spill, release, disposal or discharge, except in accordance with a valid permit, license, certificate or approval of the relevant Governmental Authority, of any reportable quantity of Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or (d) the sewer, septic system or waste treatment, storage or disposal system servicing any Property of any Borrower or its Subsidiaries.

"Reorganization" means with respect to any Multi-employer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

"Replacement Lenders" shall have the meaning assigned to such term in Section 2.23.

"Required Lenders" shall mean such Lenders as necessary to make the Percentage Share for all of such Lenders total at least 66-2/3%; provided that, the Facility Amount of, and the portion of the Maximum Facility Amount held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

"Required Payment" shall have the meaning assigned to such term in Section 2.8.

"Requirement of Law" shall mean, as to any Person, any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

"Reserve Report" shall mean each report provided by the Borrowers pursuant to Section 5.5.

"Reserve Requirement" shall mean, for any Interest Period for any Eurodollar Rate Loan, the average maximum rate at which reserves (including any marginal, supplemental, or emergency reserves) are required to be maintained during such Interest Period under Regulation D by member banks of the Federal Reserve System against "Eurocurrency liabilities" (as such term is used in Regulation D) and any other reserves required by reason of any Regulatory Change to be maintained by such member banks against (a) any category of liabilities which includes deposits by reference to which the Eurodollar Rate is to be determined as provided herein in the definition of the term "Eurodollar Rate" or (b) any category of extensions of credit or other assets which include a Eurodollar Rate Loan.

"Responsible Officer" shall mean any President, Chief Financial Officer, Vice President, Treasurer or other authorized representative of a Borrower as designated from time to time pursuant to written designation by such Borrower.

"S&P" means Standard & Poor's Ratings Group, a division of The McGraw-Hill Companies, Inc., and any successor thereto that is a nationally recognized rating agency.

"SEC" means the Securities and Exchange Commission or any successor or analogous Governmental Authority.

"Secured Parties" means the Administrative Agent, the Issuing Bank, the Lenders, the Swap Counterparties and the Cash Management Banks.

"Security Agreement" shall mean the Amended and Restated Security Agreement executed by each Borrower and each Guarantor in favor of the Administrative Agent for the benefit of the Secured Parties in form and substance satisfactory to the Administrative Agent, as the same may be amended, restated, supplemented or otherwise modified from time-to-time.

"Security Instruments" shall mean the Security Agreement, the Pledge Agreement, the Mortgages, and all other documents and instruments at any time executed as security for all or any portion of the Obligations, as such instruments may be amended, restated, or supplemented from time to time.

"Single Employer Plan" means any Plan that is covered by Title IV of ERISA, but that is not a Multi-employer Plan.

"Solvent" shall mean, when used with respect to any Person, means that, as of any date of determination, (a) the amount of the "present fair saleable value" of the assets of such Person will, as of such date, exceed the amount of all "liabilities of such Person, contingent or otherwise", as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature.  For purposes of this definition, (i) "debt" means liability on a "claim", and (ii) "claim" means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable

, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

"Subsidiary" shall mean, as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person.  Unless otherwise qualified, all references to a "Subsidiary" or to "Subsidiaries" in this Agreement shall refer to a Subsidiary or Subsidiaries of a Borrower.

"Superfund Site" shall mean those sites listed on the Environmental Protection Agency National Priority List and eligible for remedial action, or any comparable state registries or list in any state of the United States.

"Swap Counterparty" means any counterparty to a Hedging Agreement with any Borrower or any Subsidiary that is owed Hedging Obligations.

"Taxes" shall have the meaning assigned to such term in Section 2.22.

"Terminated Lender" shall have the meaning assigned to such term in Section 2.23.

"Termination Date" shall have the meaning assigned to such term in Section 2.23.

1.3 Undefined Financial Accounting Terms.  Undefined financial accounting terms used in this Agreement shall be defined according to GAAP.

1.4 References.  References in this Agreement to Article, Section, or Exhibit numbers shall be to Articles, Sections, and Exhibits of this Agreement, unless expressly stated to the contrary.  References in this Agreement to "hereby," "herein," "hereinabove," "hereinafter," "hereinbelow," "hereof," "hereunder," and words of similar import shall be to this Agreement in its entirety and not only to the particular Article, Section or Exhibit in which such reference appears.  References in this Agreement to "includes" or "including" shall mean "includes, without limitation," or "including, without limitation," as the case may be.  References in this Agreement to statutes, sections, or regulations are to be construed as including all statutory or regulatory provisions consolidating, amending, replacing, succeeding or supplementing such statutes, sections, or regulations.  All references to financial statements and financial terms related to Swift Co apply to Swift Co on a consolidated basis.

1.5 Articles and Sections.  This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

1.6 Number and Gender.  Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular.  Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated.

1.7 Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

1.8 Incorporation of Exhibits.  The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

ARTICLE 2

TERMS OF THE FACILITY

2.1 Revolving Line of Credit.

(a) Upon the terms and conditions and relying on the representations and warranties contained in this Agreement, each Lender severally agrees to make Loans during the Commitment Period to or for the benefit of any Borrower in an aggregate principal amount not to exceed at any time outstanding the lesser of the Facility Amount of such Lender or the Percentage Share of such Lender of the Borrowing Base then in effect; provided, however, that (i) the Loan Balance plus the L/C Exposure shall not exceed at any time the Commitment Amount then in effect, and (ii) the sum of the outstanding principal balance of all Loans by any Lender plus the Percentage Share of such Lender of the L/C Exposure shall not exceed at any time an amount equal to the Percentage Share of such Lender multiplied by the Commitment Amount then in effect.  Loans shall be made from time to time on any Business Day designated by a Borrower in its Borrowing Request.

(b) Subject to the terms of this Agreement, during the Commitment Period, any Borrower may borrow, repay, and reborrow and convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period.  Except for prepayments made pursuant to Section 2.12, each borrowing, conversion, and prepayment of principal of Loans shall be in an amount at least equal to $100,000 and multiples of $100,000.  Each borrowing, prepayment, or conversion of or into a Loan of a different type or, in the case of a Eurodollar Rate Loan, having a different Interest Period, shall be deemed a separate borrowing, conversion, and prepayment for purposes of the foregoing, one for each type of Loan or Interest Period.  Anything in this Agreement to the contrary notwithstanding, the aggregate principal amount of Eurodollar Rate Loans having the same Interest Period shall be at least equal to $1,000,000 with multiples of $100,000; and if any Eurodollar Rate Loan would otherwise be in a lesser principal amount for any period, such Loan shall be a Alternative Base Rate Loan during such period.

(c) Not later than 2:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on the date specified for each borrowing, each Lender shall make available to the Administrative Agent an amount equal to the Percentage Share of such Lender of the borrowing to be made on such date, at an account designated by the Administrative Agent, for the account of the requesting Borrower.  The amount so received by the Administrative Agent shall, subject to the terms and conditions hereof, be made available to the requesting Borrower in immediately available funds at the Principal Office.  All Loans by each Lender shall be maintained at the Applicable Lending Office of such Lender.

          (d) The failure of any Lender to make any Loan required to be made by it hereunder shall not relieve any other Lender of its obligation to make any Loan required to be made by it, and no Lender shall be responsible for the failure of any other Lender to make any Loan.

2.2 Letter of Credit Facility.

(a) Upon the terms and conditions and relying on the representations and warranties contained in this Agreement, the Issuing Bank, agrees, from the date of this Agreement until the date which is 5 days prior to the last Business Day of the Commitment Period, to issue, on behalf of the Lenders in their respective Percentage Shares, Letters of Credit for the account of any Borrower and to renew and extend such Letters of Credit.  Letters of Credit shall be issued in such amounts as any Borrower may request; provided, however, that (i) no Letter of Credit shall have an expiration date which is more than 365 days after the issuance thereof or subsequent to five days prior to the Final Maturity, (ii) the Loan Balance plus the L/C Exposure shall not exceed at any time the Commitment Amount, and (iii) the L/C Exposure shall not exceed at any time the Letter of Credit Sublimit.

(b) Any Borrower may from time to time request that the Issuing Bank issue, renew or extend a Letter of Credit by delivering to the Issuing Bank at its address for notices specified herein a Letter of Credit Application therefor, completed to the satisfaction of the Issuing Bank, and such other certificates, documents and other papers and information as the Issuing Bank may request.  Upon receipt of any Letter of Credit Application, the Issuing Bank will process such Letter of Credit Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Bank and the requesting Borrower.  The Issuing Bank shall furnish a copy of such Letter of Credit to the requesting Borrower promptly following the issuance thereof.  The Issuing Bank shall promptly furnish to the Administrative Agent, which shall in turn promptly furnish to the Lenders, notice of the issuance of each Letter of Credit (including the amount thereof).

(c) The Issuing Bank shall not be under any obligation to issue any Letter of Credit if:

(i) if such issuance would conflict with, or cause the Issuing Bank or any Lender to exceed any limits imposed by, any applicable Requirement of Law;

(ii) the issuance of the Letter of Credit would violate one or more policies of the Issuing Bank applicable to letters of credit generally;

(iii) the Letter of Credit is to be denominated in a currency other than Dollars;

(iv) any Lender is at that time a Defaulting Lender, unless the Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, satisfactory to the Issuing Bank (in its sole discretion) with the Borrowers or such Lender to eliminate the Issuing Bank's actual or potential Fronting Exposure (after giving effect to Section 2.27(a)(iv)) with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other L/C Exposure as to which the Issuing Bank has actual or potential Fronting Exposure, as it may elect in its sole discretion.

(d) If any draft is paid under any Letter of Credit, the Borrowers shall reimburse the Issuing Bank for the amount of (i) the draft so paid and (ii) any taxes, fees, charges or other costs or expenses incurred by the Issuing Bank in connection with such payment, not later than 12:00 Noon, New York City time, on (A) the Business Day that the Borrowers receive notice of such draft, if such notice is received on such day prior to 10:00 A.M., New York City time, or (B) if clause (A) above does not apply, the Business Day immediately following the day that the Borrowers receive such notice.  Each such payment shall be made to the Issuing Bank at its address for notices referred to herein in Dollars and in immediately available funds.  Interest shall be payable on any such amounts from the date on which the relevant draft is paid until payment in full at (x) until the Business Day next succeeding the date of the relevant notice, the Alternative Base Rate and (y) thereafter, the Default Rate.

(e) The Issuing Bank irrevocably agrees to grant and hereby grants to each Lender, and, to induce the Issuing Bank to issue Letters of Credit, each Lender irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Bank, on the terms and conditions set forth below, for such Lender's own account and risk an undivided interest equal to such Lender's Percentage Share in the Issuing Bank's obligations and rights under and in respect of each Letter of Credit (including the Existing Letters of Credit) and the amount of each draft paid by the Issuing Bank thereunder.  Each Lender agrees with the Issuing Bank that, if a draft is paid under any Letter of Credit for which the Issuing Bank is not reimbursed in full by the Borrowers in accordance with the terms of this Agreement, such Lender shall pay to the Issuing Bank upon demand at the Principal Office an amount equal to such Lender's Percentage Share of the amount of such draft, or any part thereof, that is not so reimbursed.  Each Lender's obligation to pay such amount shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any setoff, counterclaim, recoupment, defense or other right that such Lender may have against the Issuing Bank, the Borrowers or any other Person for any reason whatsoever, (ii) the occurrence or continuance of a Default or an Event of Default or the failure to satisfy any of the other conditions specified in Article 3, (iii) any adverse change in the condition (financial or otherwise) of any Borrower, (iv) any breach of this Agreement or any other Loan Document by any Borrower, any Subsidiary or any other Lender or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(f) If any amount required to be paid by any Lender to the Issuing Bank pursuant to Section 2.2(e) in respect of any unreimbursed portion of any payment made by the Issuing Bank under any Letter of Credit is paid to the Issuing Bank within three Business Days after the date such payment is due, such Lender shall pay to the Issuing Bank on demand an amount equal to the product of (i) such amount, times (ii) the daily average Federal Funds Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Bank, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360.  If any such amount required to be paid by any Lender pursuant to Section 2.2(e) is not made available to the Issuing Bank by such Lender within three Business Days after the date such payment is due, the Issuing Bank shall be entitled to recover from such Lender, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable toAlternative Base Rate Loans.  A certificate of the Issuing Bank submitted to any Lender with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(g) Whenever, at any time after the Issuing Bank has made payment under any Letter of Credit and has received from any Lender its pro rata share of such payment in accordance with Section 2.2(e), the Issuing Bank receives any payment related to such Letter of Credit (whether directly from the Borrowers or otherwise, including proceeds of collateral applied thereto by the Issuing Bank), or any payment of interest on account thereof, the Issuing Bank will distribute to such Lender its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Bank shall be required to be returned by the Issuing Bank, such Lender shall return to the Issuing Bank the portion thereof previously distributed by the Issuing Bank to it.

(h) Each payment by a Lender pursuant to Section 2.2(e) shall be deemed to be a Alternative Base Rate Loan by each Lender to the extent of funds delivered by such Lender to the Issuing Bank with respect to such payment and shall to such extent be deemed a Alternative Base Rate Loan by such Lender and shall be payable by the Borrowers upon demand by the Issuing Bank.

(i) If any draft shall be presented for payment under any Letter of Credit, the Issuing Bank shall promptly notify the Borrower of the date and amount thereof.  The responsibility of the Issuing Bank to the Borrower in connection with any draft presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each draft) delivered under such Letter of Credit in connection with such presentment are substantially in conformity with such Letter of Credit.

(j) To the extent that any provision of any Letter of Credit Application related to any Letter of Credit is inconsistent with the provisions of this Section 2.2, the provisions of this Section 2.2 shall apply

(k) The Issuing Bank, the Lenders and the Borrowers agree that effective as of the Closing Date, the Existing Letters of Credit shall be deemed to have been issued and maintained under, and to be governed by the terms and conditions of, this Agreement.

2.3 Limitations on Interest Periods.  Each Interest Period selected by a Borrower (a) which commences on the last Business Day of a calendar month (or any day for which there is no numerically corresponding day in the appropriate subsequent calendar month) shall end on the last Business Day of the appropriate subsequent calendar month, (b) which would otherwise end on a day which is not a Business Day shall end on the next succeeding

Business Day (or, if such next succeeding Business Day falls in the next succeeding calendar month, on the next preceding Business Day), (c) which would otherwise end on Final Maturity, and (d) shall have a duration of not less than one month and, if any Interest Period would otherwise be a shorter period, the relevant Loan shall be a Alternative Base Rate Loan during such period.
2.4 Limitation on Types of Loans.  Anything herein to the contrary notwithstanding, no more than fifteen (15) separate Eurodollar Rate Loans shall be outstanding at any one time, with, for purposes of this Section 2.2, all Eurodollar Rate Loans for the same Interest Period constituting one Eurodollar Rate Loan. Anything herein to the contrary notwithstanding, if, on or prior to the determination of any interest rate for any Eurodollar Rate Loan for any Interest Period therefor:

(a) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrowers absent manifest error) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the Eurodollar Rate for such Interest Period, or; or

(b) the Administrative Agent shall have received notice from the Majority Lenders that the Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders (as conclusively certified by such Lenders) of making or maintaining their affected Loans during such Interest Period;

then the Administrative Agent shall give the Borrowers and the Lenders prompt notice thereof; and so long as such condition remains in effect, the Lenders shall be under no obligation to make Eurodollar Rate Loans or to convert Alternative Base Rate Loans into Eurodollar Rate Loans, and the Borrowers shall, on the last day of the then current Interest Period for each outstanding Eurodollar Rate Loan, either prepay such Eurodollar Rate Loan or convert such Loan into a Alternative Base Rate Loan in accordance with Section 2.13.

2.5 Use of Loan Proceeds and Letters of Credit.  Proceeds of all Loans shall be used (a) to finance the exploration, development and/or acquisition of Oil and Gas Properties, (b) the payment of costs and expenses in connection with the transactions contemplated by this Agreement and the other Loan Documents and (c) for any other corporate purpose of the Borrowers not prohibited under any Loan Document.  Letters of Credit shall be obtained for any business activity of the Borrowers not prohibited under any Loan Document; provided, however, Letters of Credit shall not be obtained to support Indebtedness to any Person not a Lender or in lieu or in support of stay or appeal bonds in excess of $1,000,000.

2.6 Interest.  Subject to the terms of this Agreement (including Section 2.18), interest on the Loans shall accrue and be payable at a rate per annum equal to the Alternative Base Rate for each Alternative Base Rate Loan and the Adjusted Eurodollar Rate for each Eurodollar Rate Loan.  Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate and shall be payable upon demand by the Administrative Agent at any time as to all or any portion of such interest.  In the event that a Borrower fails to select the duration of any Interest Period for any Eurodollar Rate Loan within the time period and otherwise as provided herein, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Alternative Base Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Alternative Base Rate Loan) will remain as, or (if not then outstanding) will be made as, a Alternative Base Rate Loan.  Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment.  Interest payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to Alternative Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365 (or 366, as the case may be) day year for the actual days elapsed.

2.7 Repayment of Loans and Interest.  Accrued and unpaid interest on outstanding Alternative Base Rate Loans shall be due and payable monthly on the first day of each calendar month while any Alternative Base Rate Loan remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid with respect to Alternative Base Rate Loans.  Accrued and unpaid interest on each outstanding Eurodollar Rate Loan shall be due and payable on the last day of the Interest Period for such Eurodollar Rate Loan and, in the case of any Interest Period in excess of three months, on the day of the third calendar month following the commencement of such Interest Period corresponding to the day of the calendar month on which such Interest Period commenced, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan.  The Loan Balance, together with all accrued and unpaid interest thereon, shall be due and payable at Final Maturity.  At the time of making each payment hereunder, the applicable Borrower shall specify to the Administrative Agent the Loans or other amounts payable by such Borrower hereunder to which such payment is to be applied.  In the event a Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Administrative Agent may apply such payment as it may elect in its discretion and in accordance with the terms hereof.

2.8 General Terms.

(a) The Loans made by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by the Administrative Agent in the ordinary course of business.  The accounts or records maintained by the Administrative Agent and each Lender shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrowers and the interest and payments thereon.  Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrowers hereunder to pay any amount owing with respect to the Obligations.  In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Administrative Agent in respect of such matters, the accounts and records of the Administrative Agent shall control in the absence of manifest error.  Upon the request of any Lender to the Borrowers made through the Administrative Agent, the Borrowers shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender's Loans to the Borrowers.  Each Lender may attach schedules to a Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

(b) Unless the Administrative Agent shall have been notified by a Lender or a Borrower prior to the date on which either of them is scheduled to make payment to the

Administrative Agent of (in the case of a Lender) the proceeds of a Loan to be made by such Lender hereunder or (in the case of a Borrower) a payment to the Administrative Agent for the account of one or more of the Lenders hereunder (such payment being herein called the "Required Payment"), which notice shall be effective upon receipt, that it does not intend to make the Required Payment to the Administrative Agent, the Administrative Agent may assume that the Required Payment has been made and, in reliance upon such assumption, may (but shall not be required to) make the amount thereof available to the intended recipient on such date.  If such Lender or a Borrower, as the case may be, has not in fact made the Required Payment to the Administrative Agent, the recipient of such payment shall, on demand, repay to the Administrative Agent for its account the amount so made available together with interest thereon in respect of each day during the period commencing on the date such amount was so made available by the Administrative Agent until the date the Administrative Agent recovers such amount at a rate per annum equal to, in the case of a Lender as recipient, the Federal Funds Rate or, in the case of a Borrower as recipient, the Alternative Base Rate.

2.9 Time, Place, and Method of Payments.  All payments required pursuant to this Agreement or the other Loan Documents shall be made without set-off or counterclaim in Dollars and in immediately available funds.  All payments by the Borrowers shall be deemed received on the next Business Day following receipt if such receipt is after 2:00 p.m., Central Standard or Daylight Savings Time, as the case may be, on any Business Day, and shall be made to the Administrative Agent at the Principal Office.  Except as provided to the contrary herein, if the due date of any payment hereunder or under any Loan Document would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension.

2.10 Pro Rata Treatment; Adjustments.

(a) Except to the extent otherwise expressly provided herein, (i) each borrowing pursuant to this Agreement shall be made from the Lenders pro rata in accordance with their respective Percentage Shares, (ii) each payment by the Borrowers of fees shall be made for the account of the Lenders pro rata in accordance with their respective Percentage Shares, (iii) each payment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the Loan Balance, and (iv) each payment of interest on Loans shall be made for the account of the Lenders pro rata in accordance with their respective shares of the aggregate amount of interest due and payable to the Lenders.

(b) The Administrative Agent shall distribute all payments with respect to the Obligations to the Lenders promptly upon receipt in like funds as received.  In the event that any payments made hereunder by the Borrowers at any particular time are insufficient to satisfy in full the Obligations due and payable at such time, such payments shall be applied as provided in Section 7.3.

(c) If any Lender (for purposes of this Section, a "Benefitted Lender") shall at any time receive any payment of all or part of its portion of the Obligations, or receive any collateral or other Property in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Sections 7.1(e) or 7.1(f), or otherwise) in an amount greater than such Lender was entitled to receive pursuant to the terms hereof, such Benefitted Lender shall purchase for cash from the other Lenders such portion of the Obligations of such other Lenders, or shall provide such other Lenders with the benefits of any such collateral or other Property or the proceeds thereof, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral or other Property or proceeds with each of the Lenders according to the terms hereof.  If all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded and the purchase price and benefits returned by such Lender, to the extent of such recovery, but without interest.  The Borrowers agree that each such Lender so purchasing a portion of the Obligations of another Lender may exercise all rights of payment (including rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion.  If any Lender ever receives, by voluntary payment, exercise of rights of set-off or banker's lien, counterclaim, cross-action or otherwise, any funds of the Borrowers to be applied to the Obligations, or receives any proceeds by realization on or with respect to any collateral or other Property, all such funds and proceeds shall be forwarded immediately to the Administrative Agent for distribution in accordance with the terms of this Agreement.

(d) The provisions of this Section shall not be construed to apply to (i) any payment made by or on behalf of the Borrowers pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), (ii) the application of Cash Collateral provided for in Section 2.28(c), or (iii) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in its Facility Amount to any assignee or participant, other than an assignment to a Borrower or any Affiliate thereof (as to which the provisions of this Section shall apply).

2.11 Borrowing Base Determinations.

(a) The Borrowing Base as of the Closing Date is acknowledged by the Borrowers and the Lenders to be $300,000,000, effective until the next subsequent determination of the Borrowing Base pursuant to this Section.

(b) The Borrowing Base shall be redetermined by the Administrative Agent with the consent of the Required Lenders on or about each May 1 and November 1, beginning May 1, 2011, during the term hereof on the basis of information supplied by the Borrowers in compliance with the provisions of this Agreement, including Reserve Reports, and all other information available to the Lenders.  The Borrowers shall have the collective right to request one unscheduled determination of the Borrowing Base between each scheduled Borrowing Base determination.  In addition, the Administrative Agent with the consent of the Required Lenders may make one unscheduled determination of the Borrowing Base between each scheduled Borrowing Base determination.  Notwithstanding the foregoing, the time periods provided for in this Section are provided as guidelines only and the failure to redetermine the Borrowing Base within those established periods shall not affect the right of the Administrative Agent and the Lenders to redetermine the Borrowing Base as provided herein.

(c) Upon each determination of the Borrowing Base, the Administrative Agent shall notify the Borrowers orally (confirming such notice promptly in writing) of such determination, and the Borrowing Base so communicated to the Borrowers shall become effective upon such oral notification and shall remain in effect until the next subsequent determination of the Borrowing Base.

(d) The Borrowing Base shall represent the determination by the Lenders, in accordance with their customary lending procedures for evaluating oil and gas reserves and other related assets at the time of determination, of the value, for loan purposes, of the Oil and Gas Properties of the Borrowers and the Guarantors located in the United States, subject, in the case of any increase in the Borrowing Base, to the credit approval processes of the Lenders.  Furthermore, the Borrowers acknowledge that the Lenders have no obligation to increase the Borrowing Base and further acknowledge that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is acknowledged by the Borrowers to be essential for the adequate protection of the Lenders.  The Administrative Agent and the Lenders have no obligation to agree upon or determine the Borrowing Base at any particular amount, whether in relation to the Maximum Facility Amount or otherwise.  In the event the Required Lenders cannot agree on the Borrowing Base, the Borrowing Base shall be set on the basis of the weighted (based on the Percentage Share of each Lender) arithmetic average of the Borrowing Base as determined by each individual Lender.  However, the amount of the Borrowing Base cannot be increased at any time without consent of 100% of the Lenders.

(e) In connection with any sale or other transfer by any Borrower or any Guarantor of Oil and Gas Properties which are included in the calculation of the Borrowing Base pursuant to Section 6.4, the Borrowing Base shall be automatically reduced by an amount equal to 100% of the Release Price of the sold properties.  The term "Release Price" means the price determined by the Required Lenders in their discretion based upon the loan value of the Oil and Gas Properties being sold by the applicable Borrower or Guarantor that the Required Lenders in their discretion (using such methodology, assumptions and discount rates as such Lenders customarily use in assigning loan value to Oil and Gas Properties) assign to such Oil and Gas Properties as of the time in question.  In the event the Required Lenders cannot agree on the Release Price, the Release Price shall be set on the basis of the weighted (based on the Percentage Share of each Lender) arithmetic average of the Release Price as determined by each individual Lender.  To assist the Required Lenders in making a redetermination of the Release Price in connection with any sale or other transfer of Oil and Gas Properties by the applicable Borrower or Guarantor pursuant to Section 6.4, the applicable Borrower or Guarantor shall furnish to the Administrative Agent, prior to any such sale or other transfer of Oil and Gas Properties, a breakout from the most recent Reserve Report provided to the Lenders showing the value given to such Oil and Gas Properties being sold or transferred, together with any and all other information pertaining thereto as the Administrative Agent may request.

(f) Upon the incurrence of any New Unsecured/Subordinated Debt (other than Permitted Refinancing Debt), the Borrowing Base shall be automatically reduced by an amount equal to thirty percent (30%) of the amount of the New Unsecured/Subordinated Debt incurred.  Offerings of preferred stock with mandatory redemption provisions approved by the Administrative Agent in writing in advance of the issuance thereof will not reduce the Borrowing Base.  For the avoidance of doubt, offerings of common stock will not reduce the Borrowing Base and no prior approval from either the Administrative Agent or the Lenders is necessary to conduct any such offering.

2.12 Mandatory Prepayments.

(a) If at any time the sum of the Loan Balance and the L/C Exposure exceeds the Maximum Facility Amount then in effect, the Borrowers shall immediately prepay the amount of such excess for application on the Loan Balance and, if the Loan Balance has been paid in full, Cash Collateralize the L/C Exposure to the extent necessary to eliminate such excess.

(b) If, immediately after giving effect to any automatic reduction of the Borrowing Base pursuant to Section 2.11(e) or (f), the sum of the Loan Balance and the L/C

Exposure exceeds the Borrowing Base then in effect, the Borrowers shall immediately prepay the amount of such excess for application on the Loan Balance and, if the Loan Balance has been paid in full, Cash Collateralize the L/C Exposure to the extent necessary to eliminate such excess.

(c) If at any time the sum of the Loan Balance and the L/C Exposure exceeds the Borrowing Base then in effect (except as a result of an automatic reduction of the Borrowing Base pursuant to Section 2.11(e) or (f)), the Borrowers shall, within ten (10) days after being notified of such excess, indicate by written notice (the "Election Notice") to the Administrative Agent, its decision and plan to do one of the following: (i) within thirty (30) days following the date the Election Notice is delivered or required to be delivered, execute and deliver Mortgages encumbering additional Oil and Gas Properties that are sufficient in loan value, as determined by the Administrative Agent and the Required Lenders in accordance with their customary Borrowing Base determination procedures, to eliminate such excess, (ii) within thirty (30) days following the date the Election Notice is delivered or required to be delivered, repay the Loan Balance and, if the Loan Balance has been paid in full, Cash Collateralize the L/C Exposure to the extent necessary to eliminate such excess, (iii) eliminate such excess by making four (4) consecutive mandatory prepayments of the Loan Balance and, if the Loan Balance has been paid in full, Cash Collateralizing L/C Exposure to the extent necessary to eliminate such excess, each such payment shall be in the amount of 1/4th of the amount of such excess, commencing on the first Monthly Date (as defined below) following the date the Election Notice is delivered or required to be delivered, and continuing on each Monthly Date thereafter, or (iv) within thirty (30) days following the date the Election Notice is delivered or required to be delivered, eliminate such excess through a combination of clauses (i) and (ii) above.  As used in this Section, "Monthly Date" means the last day of each calendar month.  If an Election Notice is not timely delivered, the Borrowers shall be deemed to have selected clause (iii) above.  Any failure of the Borrowers to comply with such election on or prior to the required date(s) shall constitute an immediate Event of Default.

(d) If at any time the L/C Exposure exceeds the Letter of Credit Sublimit then in effect, the Borrowers shall immediately Cash Collateralize the L/C Exposure to the extent necessary to eliminate such excess.

2.13 Voluntary Prepayments and Conversions of Loans.  Subject to applicable provisions of this Agreement, the Borrowers shall have the right at any time or from time to time to prepay Loans and to convert Loans of one type or with one Interest Period into Loans of another type or with a different Interest Period; provided, however, that (a) each prepayment shall be in an amount not less than $100,000 for Alternative Base Rate Loans, (b) the Borrowers shall give the Administrative Agent notice of each such prepayment or conversion of all or any portion of a Eurodollar Rate Loan no less than three Business Days prior to prepayment or conversion, (c) any Eurodollar Rate Loan may be prepaid or converted, subject to funding indemnification, but without penalty or premium in a minimum amount of $1,000,000 or any integral multiple thereof; (d) the Borrowers shall pay all accrued and unpaid interest on the amounts prepaid or converted, and (e) no such prepayment or conversion shall serve to postpone the repayment when due of any Obligation.

2.14 Reduction of Maximum Facility Amount.  The Borrowers shall have the right, upon not less than three Business Days' notice to the Administrative Agent, to terminate 2.16 the Facility Amounts or, from time to time, to reduce the amount of the Facility Amounts; provided that no such termination or reduction of Facility Amounts shall be permitted if, after giving effect thereto and to any prepayments of the Loan Balance made on the effective date thereof, the Loan Balance plus the L/C Exposure would exceed the Maximum Facility Amount.  Any such reduction shall be in an amount equal to $10,000,000, or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Facility Amounts then in effect pro rata in accordance with the Percentage Shares of the Lenders.  If, after giving effect to any reduction of the Facility Amounts, the Letter of Credit Sublimit exceeds the Maximum Facility Amount, the Letter of Credit Sublimit shall be automatically reduced by the amount of such excess.

2.15 Letter of Credit Fee.  The Borrowers shall pay to the Administrative Agent for the account of the Lenders quarterly in arrears on the first day of each October, January, April and July, an issuing fee equal to the greater of (x) $100 per fiscal quarter and (y) the Applicable Margin for Eurodollar Rate Loans (which percentage shall be increased by 2% per annum after the occurrence of any Default), calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), on the average undrawn and unexpired amount of such Letter of Credit during the period for which such Letter of Credit is issued or renewed.  Solely for purposes of calculating the average undrawn and unexpired amount of a Letter of Credit (referenced in the immediately preceding sentence), the amounts that have been funded by the Issuing Bank and not reimbursed by the Borrowers shall be deemed to continue to be outstanding under such Letter of Credit until the date the Lenders are required to make payment to the Issuing Bank pursuant to Section 2.2(e).  Such fee will be paid quarterly in arrears to the Administrative Agent for the ratable benefit of the Lenders; provided that, any such issuing fees otherwise payable for the account of a Defaulting Lender with respect to any Letter of Credit as to which such Defaulting Lender has not provided Cash Collateral pursuant to Section 2.27(a)(ii) satisfactory to the Issuing Bank shall be payable, to the maximum extent permitted by applicable law, to the other Lenders in accordance with the upward adjustments in their respective Applicable Percentages allocable to such Letter of Credit pursuant to Section 2.27(a)(iv), with the balance of such fee, if any, payable to the Issuing Bank for its own account.  The Borrowers also agree to pay on demand to the Issuing Bank for its own account its customary letter of credit transactional fees and expenses, including amendment fees, payable with respect to each Letter of Credit.  The Borrowers shall pay to the Issuing Bank quarterly in arrears on the first day of each October, January, April and July, a fronting fee equal to the greater of (x) $125 per fiscal quarter and (y) 0.25% per annum on the average undrawn and unexpired amount of such Letter of Credit during the period for which such Letter of Credit is issued or renewed, calculated on a basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day).

2.16 [Reserved].

2.17 Set-off.  In addition to any rights and remedies of the Secured Parties provided by law, each Secured Party shall have the right, if an Event of Default has occurred and is continuing, without notice to the Borrowers or Guarantors, any such notice being expressly waived by the Borrowers and Guarantors to the extent permitted by applicable law, upon any Obligations becoming due and payable by any Borrower or any Guarantor (whether at the stated maturity, by acceleration or otherwise), to apply to the payment of such Obligations, by setoff or otherwise, any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Secured Party, any affiliate thereof or any of their respective branches or agencies to or for the credit or the account of any Borrower or any Guarantor.  Each Secured Party agrees promptly to notify the applicable Borrower or Guarantor and the Administrative Agent after any such application made by such Secured Party, provided that the failure to give such notice shall not affect the validity of such application.

2.18 General Provisions Relating to Interest.

(a) It is the intention of the parties hereto to comply strictly with all applicable usury laws.  In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate.  For purposes of Tex. Fin. Code Ann. § 303.301 (Vernon's 1998), as amended, the Borrowers agree that the Highest Lawful Rate shall be the "indicated (weekly) rate ceiling" as defined in such Article, provided that the Administrative Agent and the Lenders may also rely, to the extent permitted by applicable laws, on alternative maximum rates of interest under other laws, if greater.

(b) Notwithstanding anything herein or in the other Loan Documents to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Loan Documents shall be the Highest Lawful Rate, and the obligation, if any, of the Borrowers for the payment of fees or other charges deemed to be interest under applicable law shall be suspended.  During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Administrative Agent and each Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that such Lender would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to the Administrative Agent and such Lender but for the effect of such Limitation Period.

(c) If, under any circumstances, the aggregate amounts paid under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, the Borrowers stipulate that such payment and collection will have been and will be deemed to have been, to the extent permitted by applicable laws, the result of mathematical error on the part of both Borrowers, the Administrative Agent, and the Lenders; and the party receiving such excess shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by such party or notice thereof from the Borrowers.  In the event that the maturity of any Obligation is accelerated, by reason of an election by the Lenders or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed the Highest Lawful Rate; and excess amounts paid which by law are deemed interest, if any, shall be credited by the Administrative Agent and the Lenders on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrowers.

          (d) All sums paid, or agreed to be paid, to the Administrative Agent and the Lenders for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

2.19 Obligations Absolute.  Subject to the further provisions of this Section, the Obligations of the Borrowers under this Article shall be absolute and unconditional under any and all circumstances and irrespective of any set-off, counterclaim, or defense to payment or performance which either Borrower may have or have had against the Administrative Agent, the Issuing Bank, any Lender, or any beneficiary of any Letter of Credit.  The Borrowers agree that none of the Administrative Agent, the Issuing Bank or the Lenders shall be responsible for, nor shall the Obligations be affected by, among other things, (a) the validity or genuineness of documents or any endorsements thereon presented in connection with any Letter of Credit, even if such documents shall in fact prove to be in any and all respects invalid, fraudulent or forged, and even if due to the negligence, whether sole or concurrent, of the Administrative Agent, the Issuing Bank or any Lender, so long as the Issuing Bank has no actual knowledge of any such invalidity, lack of genuineness, fraud, or forgery prior to the presentment for payment of a corresponding Letter of Credit or any draft thereunder; provided, however, with respect to the preceding matters in this Section, the Issuing Bank agrees to exercise ordinary care in examining each document required to be presented pursuant to each Letter of Credit to ascertain that each such document appears on its face to comply with the terms thereof, or (b) any dispute between or among either Borrower and any beneficiary of any Letter of Credit or any other party to which any Letter of Credit may be transferred, or any claims whatsoever of either Borrower against any beneficiary of any Letter of Credit or any such transferee, even if due to the negligence, whether sole or concurrent, of the Administrative Agent, the Issuing Bank or any Lender; provided, in all respects, that the Issuing Bank shall be liable to the Borrowers to the extent, but only to the extent, of any direct, as opposed to consequential or punitive, damages suffered by the Borrowers as a result of the willful misconduct or gross negligence of the Issuing Bank in determining whether documents presented under a Letter of Credit complied with the terms of such Letter of Credit that resulted in either a wrongful payment under such Letter of Credit or a wrongful dishonor of a claim or draft properly presented under such Letter of Credit.  In the absence of gross negligence or willful misconduct by the Issuing Bank, the Issuing Bank shall not be liable for any error, omission, interruption or delay, even if due to the negligence, whether sole or concurrent, of the Issuing Bank, in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit.  The Administrative Agent, the Issuing Bank, the Lenders, and both Borrowers agree that any action taken or omitted by the Issuing Bank under or in connection with any Letter of Credit or the related drafts or documents, even if due to the negligence, whether sole or concurrent, of the Administrative Agent, the Issuing Bank or any Lender, if done in the absence of gross negligence or willful misconduct, shall be binding as among the Administrative Agent, the Issuing Bank, the Lenders, and the Borrowers and shall not put the Administrative Agent, the Issuing Bank, or any Lender under any liability to either Borrower.

2.20 Yield Protection.

        (a) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrowers shall pay to the Administrative Agent, the Issuing Bank and each Lender from time to time such amounts as the Administrative Agent, the Issuing Bank or such Lender may determine are necessary to compensate it for any Additional Costs incurred by the Administrative Agent, the Issuing Bank or such Lender.

(b) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrowers shall pay to the Issuing Bank and each Lender from time to time on request such amounts as the Issuing Bank or such Lender may determine are necessary to compensate the Issuing Bank or such Lender for any costs attributable to the maintenance by the Issuing Bank or such Lender (or any Applicable Lending Office), pursuant to any Regulatory Change, of capital in respect of the Letter of Credit Sublimit or its Percentage Share of the Commitment Amount, as applicable, such compensation to include an amount equal to any reduction of the rate of return on assets or equity of the Issuing Bank or such Lender (or any Applicable Lending Office) to a level below that which the Issuing Bank or such Lender (or any Applicable Lending Office) could have achieved but for such Regulatory Change.

(c) Without limiting the effect of the other provisions of this Section (but without duplication), in the event that any Requirement of Law or Regulatory Change or the compliance by the Administrative Agent, the Issuing Bank or any Lender therewith shall (i) impose, modify, or hold applicable any reserve, special deposit, or similar requirement against any Letter of Credit or obligation to issue Letters of Credit, or (ii) impose upon the Administrative Agent, the Issuing Bank or such Lender any other condition regarding any Letter of Credit or obligation to issue Letters of Credit, and the result of any such event shall be to increase the cost to the Administrative Agent, the Issuing Bank or such Lender of issuing or maintaining any Letter of Credit or obligation to issue Letters of Credit or any liability with respect to reimbursements obligations in respect of Letters of Credit, or to reduce any amount receivable in connection therewith, then upon demand by the Administrative Agent, the Issuing Bank or such Lender, as the case may be, the Borrowers shall pay to the Administrative Agent, the Issuing Bank or such Lender, from time to time as specified by the Administrative Agent, the Issuing Bank or such Lender, additional amounts which shall be sufficient to compensate the Administrative Agent, the Issuing Bank or such Lender for such increased cost or reduced amount receivable.

(d) Without limiting the effect of the other provisions of this Section (but without duplication), the Borrowers shall pay to the Administrative Agent and each Lender such amounts as shall be sufficient in the reasonable opinion of the Administrative Agent and such Lender to compensate them for any loss, cost, or expense incurred by and as a result of:

(i) any payment, prepayment, or conversion by the Borrowers of a Eurodollar Rate Loan on a date other than the last day of an Interest Period for such Loan; or

(ii) any failure by a Borrower to borrow a Eurodollar Rate Loan or to convert a Alternative Base Rate Loan into a Eurodollar Rate Loan on the date for such borrowing or conversion specified in the relevant Borrowing Request;

such compensation to include with respect to any Eurodollar Rate Loan, an amount equal to the excess, if any, of (A) the amount of interest which would have accrued on the principal amount so paid, prepaid, converted, or not borrowed or converted for the period from the date of such payment, prepayment, conversion, or failure to borrow or convert to the last day of the then current Interest Period for such Loan (or, in the case of a failure to borrow or convert, the Interest Period for such Loan which would have commenced on the date of such failure to borrow or convert) at the applicable rate of interest for such Loan provided for herein over (B) the interest component of the amount the Administrative Agent or such Lender would have bid in the London interbank market for Dollar deposits of amounts comparable to such principal amount and maturities comparable to such period, as reasonably determined by the Administrative Agent or such Lender.

(e) Determinations by the Administrative Agent, the Issuing Bank or any Lender for purposes of this Section of the effect of any Regulatory Change on capital maintained, its costs or rate of return, maintaining Loans, issuing Letters of Credit, its obligation to make Loans and issue Letters of Credit, or on amounts receivable by it in respect of Loans, Letters of Credit, or such obligations, and the additional amounts required to compensate the Administrative Agent, the Issuing Bank and such Lender under this Section shall be conclusive, absent manifest error, provided that such determinations are made on a reasonable basis.  The Administrative Agent, the Issuing Bank or the relevant Lender shall furnish the Borrowers with a certificate setting forth in reasonable detail the basis and amount of increased costs incurred or reduced amounts receivable as a result of any such event, and the statements set forth therein shall be conclusive, absent manifest error.  The Administrative Agent, the Issuing Bank or the relevant Lender shall (i) notify the Borrowers, as promptly as practicable after the Administrative Agent, the Issuing Bank or such Lender obtains knowledge of any Additional Costs or other sums payable pursuant to this Section and determines to request compensation therefor, of any event occurring after the Closing Date which will entitle the Administrative Agent, the Issuing Bank or such Lender to compensation pursuant to this Section; and (ii) designate a different Applicable Lending Office for the Loans affected by such event if such designation will avoid the need for or reduce the amount of such compensation and will not, in the sole opinion of the Administrative Agent, the Issuing Bank or such Lender, be disadvantageous to the Administrative Agent, the Issuing Bank or such Lender.  If any Lender requests compensation from the Borrowers under this Section, the Borrowers may, after payment of all compensation then accrued and by notice to the Administrative Agent and such Lender, require that the Loans by such Lender of the type with respect to which such compensation is requested be converted into Alternative Base Rate Loans in accordance with Section 2.13.  Any compensation requested by the Administrative Agent, the Issuing Bank or any Lender pursuant to this Section shall be due and payable within five days of delivery of any such notice to the Borrowers.

(e) The Administrative Agent, the Issuing Bank and the Lenders agree not to request, and the Borrowers shall not be obligated to pay, any Additional Costs or other sums payable pursuant to this Section unless similar additional costs and other sums payable are also generally assessed by the Administrative Agent, the Issuing Bank or such Lender against other customers similarly situated where such customers are subject to documents providing for such assessment.

2.21 Illegality.  Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to (a) honor its obligation to make Eurodollar Rate Loans, or (b) maintain Eurodollar Rate Loans, then such Lender shall promptly notify the Administrative Agent and the Borrowers thereof.  The obligation of such Lender to make Eurodollar Rate Loans and convert Alternative Base Rate Loans into Eurodollar Rate Loans shall then be suspended until such time as such Lender may again make and maintain Eurodollar Rate Loans, and the outstanding Eurodollar Rate Loans of such Lender shall be converted into Alternative Base Rate Loans in accordance with Section 2.13.

2.22 Taxes.

(a) All payments made by the Borrowers under this Agreement shall be made free and clear of, and without reduction or withholding for or on account of, present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions, assessments or withholdings, including any interest, additions to tax or penalties applicable thereto, hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority on the basis of any change after the date hereof in any applicable treaty, law, rule, guideline or regulations or in the interpretation or administration thereof, excluding, in the case of the Administrative Agent, the Issuing Bank and each Lender, net income and franchise taxes imposed on the Administrative Agent, the Issuing Bank or such Lender by the jurisdiction under the laws of which the Administrative Agent, the Issuing Bank or such Lender is organized or any political subdivision or taxing authority thereof or therein, or by any jurisdiction in which such Lender's lending office is located or any political subdivision or taxing authority thereof or therein (all such non-excluded taxes, levies, imposts, deductions, charges or withholdings being hereinafter called "Taxes").  If any Taxes are required to be withheld from any amounts payable to the Administrative Agent, the Issuing Bank or any Lender hereunder or under any other Loan Document, the amounts so payable to the Administrative Agent, the Issuing Bank or such Lender shall be increased to the extent necessary to yield to the Administrative Agent, the Issuing Bank or such Lender (after payment of all Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement and the other Loan Documents.  Whenever any Taxes are payable by the Borrowers, as promptly as possible thereafter, the Borrowers shall send to the Administrative Agent for its own account or for the account of the Issuing Bank or such Lender, as the case may be, a certified copy of an original official receipt received by the Borrowers showing payment thereof.  If the Borrowers fail to pay any Taxes when due to the appropriate taxing authority or fails to remit to the Administrative

Agent the required receipts or other required documentary evidence, the Borrowers shall indemnify the Administrative Agent, the Issuing Bank and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent, the Issuing Bank or any Lender as a result of any such failure.  The agreements in this Section shall survive the termination of this Agreement and the payment of all Obligations.

(b) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which the Borrowers are resident for tax purposes, or any treaty to which such jurisdiction is a party, with respect to payments hereunder or under any other Loan Document shall deliver to the Borrowers (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate of withholding.  In addition, any Lender, if requested by the Borrowers or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Administrative Agent as will enable the Borrowers or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements.  Without limiting the generality of the foregoing, in the event that the Borrowers are resident for tax purposes in the United States of America, any Foreign Lender shall deliver to the Borrowers and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrowers or the Administrative Agent, but only if such Foreign Lender is legally entitled to do so), whichever of the following is applicable: (i) duly completed copies of Internal Revenue Service Form W-8BEN claiming eligibility for benefits of an income tax treaty to which the United States of America is a party, (ii) duly completed copies of Internal Revenue Service Form W-8ECI, (iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate to the effect that such Foreign Lender is not (A) a "bank" within the meaning of section 881(c)(3)(A) of the Code, (B) a "10 percent shareholder" of any Borrower within the meaning of section 881(c)(3)(B) of the Code, or (C) a "controlled foreign corporation" described in section 881(c)(3)(C) of the Code and (y) duly completed copies of Internal Revenue Service Form W-8BEN, or (iv) any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in United States Federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers to determine the withholding or deduction required to be made.

2.23 Replacement of Lenders.

(a) If any Lender (i) has notified the Borrowers of its incurring additional costs under Section 2.20 or has required the Borrowers to make payments for Taxes under Section 2.22, (ii) is a Defaulting Lender or (iii) does not consent to any increase of the Borrowing Base or any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Majority Lenders (or, in the case of a redetermination of the Borrowing Base, the Required Lenders) has been obtained), the Borrowers may, unless such circumstances no longer apply, terminate, in whole but not in part, the Facility Amount of such Lender (other than the Administrative Agent or the Issuing Bank) (the "Terminated Lender") at any time upon five Business Days' prior written notice to the Terminated Lender and the Administrative Agent (such notice referred to herein as a "Notice of Termination").

(b) In order to effect the termination of the Facility Amount of the Terminated Lender, the Borrowers shall (i) obtain an agreement with one or more Lenders to increase their Facility Amounts and/or (ii) request any one or more other banking institutions to become a "Lender" in place and instead of such Terminated Lender and agree to accept a Facility Amount; provided, however, that such one or more other banking institutions are reasonably acceptable to the Administrative Agent and become parties by executing an Assignment and Assumption (the Lenders or other banking institutions that agree to accept in whole or in part the Facility Amount of the Terminated Lender being referred to herein as the "Replacement Lenders"), such that the aggregate increased and/or accepted Facility Amounts of the Replacement Lenders under clauses (i) and (ii) above equal the Facility Amount of the Terminated Lender.

(c) The Notice of Termination shall include the name of the Terminated Lender, the date the termination will occur (the "Termination Date"), the Replacement Lender or Replacement Lenders to which the Terminated Lender will assign its Facility Amount, and, if there will be more than one Replacement Lender, the portion of the Terminated Lender's Facility Amount to be assigned to each Replacement Lender.

(d) On the Termination Date, (i) the Terminated Lender shall by execution and delivery of an Assignment and Assumption assign its Facility Amount to the Replacement Lender or Replacement Lenders (pro rata, if there is more than one Replacement Lender, in proportion to the portion of the Terminated Lender's Facility Amount to be assigned to each Replacement Lender) indicated in the Notice of Termination and shall assign to the Replacement Lender or Replacement Lenders its Loan (if any) then outstanding pro rata as aforesaid), (ii) the Terminated Lender shall endorse its Note, if any, payable without recourse, representation or warranty except as provided in the Assignment and Assumption to the order of the Replacement Lender or Replacement Lenders (pro rata as aforesaid), (iii) the Replacement Lender or Replacement Lenders shall purchase the Obligations owed to the Terminated Lender under the Loan Documents (pro rata as aforesaid) at a price equal to the unpaid principal amount thereof plus interest and fees accrued and unpaid to the Termination Date, and (iv) the Replacement Lender or Replacement Lenders will thereupon (pro rata as aforesaid) succeed to and be substituted in all respects for the Terminated Lender with like effect as if becoming a Lender pursuant to the terms of Section 9.1, and the Terminated Lender will have the rights and benefits of an assignor under Section 9.1.  To the extent not in conflict, the terms of Section 9.1 shall supplement the provisions of this Section.

2.24 Regulatory Change.  In the event that by reason of any Regulatory Change or any other circumstance arising after the Closing Date affecting any Lender, such Lender (a) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender which includes deposits by reference to which the interest rate on any Eurodollar Rate Loan is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender which includes any Eurodollar Rate Loan, or (b) becomes subject to restrictions on the amount of such a category of liabilities or assets which it may hold, then, at the election of such Lender with notice to the Administrative Agent and the Borrowers, the obligation of such Lender to make Eurodollar Rate Loans and to convert Alternative Base Rate Loans into Eurodollar Rate Loans shall be suspended until such time as such Regulatory Change or other circumstance ceases to be in effect, and all such outstanding Eurodollar Rate Loans shall be converted into Alternative Base Rate Loans in accordance with Section 2.13.

2.25 Commitment Fee.  To compensate the Lenders for making funds available under this Agreement, the Borrowers shall pay to the Administrative Agent for the account of the Lenders in proportion to their respective Percentage Share, on the first day of each fiscal quarter and on Final Maturity, a commitment fee (the "Commitment Fee") in the annum rate equal to the Applicable Margin, calculated on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day), on the average daily amount of the Available Commitment during the preceding fiscal quarter.

2.26 Increase of Maximum Facility Amount.  At any time after the Closing Date, provided that no Default or Event of Default shall have occurred and be continuing and no event or condition causing a Material Adverse Effect shall have occurred and be continuing, the Borrowers may request an increase of the Maximum Facility Amount by notice to the Administrative Agent in writing of the amount (the "Offered Increase Amount") of such proposed increase (such notice, a "Commitment Increase Notice").  Any such Commitment Increase Notice must offer each Lender the opportunity to subscribe for its pro rata share of the increased Maximum Facility Amount.  If any portion of the increased Maximum Facility Amount is not subscribed for by the Lenders, collectively, the Borrowers may, in their sole discretion, but with the consent of the Administrative Agent and the Issuing Bank as to any Person that is not at such time a Lender (which consent shall not be unreasonably withheld), offer to any existing Lender or to one or more additional banks or financial institutions the opportunity to participate in all or a portion of such unsubscribed portion of the increased Maximum Facility Amount pursuant to paragraph (a) or (b) below, as applicable.

(a) Any additional bank or financial institution that the Borrowers select to offer participation in the increased Maximum Facility Amount, and that elects to become a party to this Agreement and obtain a Facility Amount, shall execute a new Lender Agreement with the Borrowers and the Administrative Agent, substantially in the form of Exhibit VIII hereto (a "New Lender Agreement"), whereupon such bank or financial institution (a "New Lender") shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, and Exhibit V hereto shall be deemed to be amended to add the name and Facility Amount of such New Lender, provided that the Facility Amount of any such New Lender shall be in an amount not less than $10,000,000.

(b) Any Lender that accepts an offer to it by the Borrowers to increase its Facility Amount pursuant to this Section 2.26 shall, in each case, execute a Commitment Increase Agreement with the Borrowers and the Administrative Agent, substantially in the form of Exhibit IX hereto (a "Commitment Increase Agreement"), whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Facility Amount as so increased, and Exhibit V hereto shall be deemed to be amended to so increase the Facility Amount of such Lender.

(c) The effectiveness of any new Lender Agreement or Commitment Increase Agreement shall be contingent upon receipt by the Administrative Age of such corporate resolutions of both Borrowers and legal opinions of counsel to the Borrowers as the Administrative Agent shall reasonably request with respect thereto, in each case, in form and substance satisfactory to the Administrative Agent.

(d) If any bank or financial institution becomes a New Lender pursuant to Section 2.26(b) or any Lender's Facility Amount is increased pursuant to Section 2.26(c), additional Advances made on or after the effectiveness thereof (the "Re-Allocation Date") shall be made pro rata based on the Percentage Shares in effect on and after such Re-Allocation Date (except to the extent that any such pro rata borrowings would result in any Lender making an aggregate principal amount of Advances in excess of its Facility Amount, in which case such excess amount will be allocated to, and made by, such New Lender and/or Lenders with such increased Facility Amounts to the extent of, and pro rata based on, their respective Facility Amounts), and continuations of Eurodollar Rate Advances outstanding on such Re-Allocation Date shall be effected by repayment of such Eurodollar Rate Advances on the last day of the Interest Period applicable thereto and the making of new Eurodollar Rate Advances pro rata based on such new Percentage Shares.  In the event that on any such Re-Allocation Date there is an unpaid principal amount of Base Rate Advances, the Borrowers shall make prepayments thereof and borrowings of Base Rate Advances so that, after giving effect thereto, the Base Rate Advances outstanding are held pro rata based on such new Percentage Shares.  In the event that on any such Re-Allocation Date there is an unpaid principal amount of Eurodollar Rate Advances, such Eurodollar Rate Advances shall remain outstanding with the respective holders thereof until the expiration of their respective holders thereof until the expiration of their respective Interest Periods (unless either Borrower elects to prepay any thereof in accordance with the applicable provisions of this Agreement), and interest on and repayments of such Eurodollar Rate Advances will be paid thereon to the respective Lenders holding such Eurodollar Rate Advances pro rata based on the respective principal amounts thereof outstanding.

(e) Notwithstanding anything to the contrary in this Section 2.26, (i) no Lender shall have any obligation to increase its Facility Amount unless it agrees to do so in its sole discretion, and (ii) the aggregate amount by which the Maximum Facility Amount is increased pursuant to this Section 2.26 shall not exceed $200,000,000.

(f) The Borrowers shall, if requested pursuant to Section 2.8(a). execute and deliver a Note to each New Lender and each existing Lender increasing its Facility Amount.

2.27 Defaulting Lenders.

(a) Adjustments.  Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments.  That Defaulting Lender's right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.2.

(ii) Reallocation of Payments.  Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 7 or otherwise, and including any amounts made available to the Administrative Agent by that Defaulting Lender pursuant to Section 7.3), shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Administrative Agent hereunder; second, to the payment on of any amounts owing by that Defaulting Lender to the Issuing Bank hereunder; third, if so determined by the Administrative Agent or requested by the Issuing Bank, to be held as Cash Collateral for future funding obligations of that Defaulting Lender of any participation in any Letter of Credit; fourth, as the Borrowers may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; fifth, if so determined by the Administrative Agent and the Borrowers, to be held in a non-interest bearing deposit account and released in order to satisfy obligations of that Defaulting Lender to fund Loans under this Agreement; sixth, to the payment of any amounts owing to the Issuing Bank or the Lenders as a result of any judgment of a court of competent jurisdiction obtained by the Issuing Bank or any Lender against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against that Defaulting Lender as a result of that Defaulting Lender's breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or reimbursement obligations in respect of Letters of Credit in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or reimbursement obligations in respect of Letters of Credit were made at a time when the conditions set forth in Section 3.2 and 3.3, as applicable, were satisfied or waived, such payment shall be applied solely to pay the Loans of, and or reimbursement obligations in respect of Letters of Credit owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or reimbursement obligations in respect of Letters of Credit owed to, that Defaulting Lender.  Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this Section shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees.  That Defaulting Lender (x) shall not be entitled to receive any commitment fee pursuant to Section 2.25 for any period during which that Lender is a Defaulting Lender (and the Borrowers shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive issuance fees in respect of Letters of Credit as provided in Section 2.15.

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure.  During any period in which there is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit pursuant to Section 2.2, the "Percentage Share" of each non-Defaulting Lender shall be computed without giving effect to the Facility Amount of that

Defaulting Lender; provided, that, (A) each such reallocation shall be given effect only if, at the date the applicable Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (B) the aggregate obligation of each non-Defaulting Lender to acquire, refinance or fund participations in Letters of Credit shall not exceed the positive difference, if any, of (1) the Percentage Share of the Commitment Amount of that non-Defaulting Lender minus (2) the aggregate outstanding amount of the Loans of that Lender.

(b) Defaulting Lender Cure.  If the Borrowers, the Issuing Bank and the Administrative Agent agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit to be held on a pro rata basis by the Lenders in accordance with their Percentage Shares (without giving effect to Section 2.27(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender's having been a Defaulting Lender.

2.28 Cash Collateral.

(a) Certain Credit Support Events.  Upon the request of the Administrative Agent or the Issuing Bank (i) if the Issuing Bank has honored any full or partial drawing request under any Letter of Credit and such drawing is not immediately reimbursed by the Borrowers or the Lenders pursuant to Section 2.2, or (ii) if, as of Final Maturity or the earlier termination of the Facility Amounts, any L/C Exposure for any reason remains outstanding, the Borrowers shall, in each case, immediately Cash Collateralize the then outstanding amount of all L/C Exposure.  At any time that there shall exist a Defaulting Lender, immediately upon the request of the Administrative Agent or the Issuing Bank, the Borrowers shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover all Fronting Exposure (after giving effect to Section 2.27(a)(iv) and any Cash Collateral provided by the Defaulting Lender).

(b) Grant of Security Interest.  All Cash Collateral (other than credit support not constituting funds subject to deposit) shall be maintained in blocked, interest bearing deposit accounts at JPMC.  The Borrowers, and to the extent provided by any Lender, such Lender, hereby grants to (and subjects to the control of) the Administrative Agent, for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and agrees to maintain, a first priority security interest in all such cash, deposit accounts and all balances therein, and all other property so provided as collateral pursuant hereto, and in all proceeds of the foregoing, all as security for the obligations to which such Cash Collateral may be applied pursuant to Section 2.28(c).  If at any time the Administrative Agent determines that Cash Collateral is subject to any right or claim of any Person other than the Administrative Agent as herein provided, or that the total amount of such Cash Collateral is less than the applicable Fronting Exposure and other obligations secured thereby, the Borrowers or the relevant Defaulting Lender will, promptly upon demand by the Administrative Agent, pay or provide to the Administrative Agent additional Cash Collateral in an amount sufficient to eliminate such deficiency.

(c) Application.  Notwithstanding anything to the contrary contained in this Agreement, Cash Collateral provided under any of this Section 2.28 or Sections 2.2, 2.12, 2.27 or 7.2 in respect of Letters of Credit shall be held and applied to the satisfaction of the specific L/C Exposure, obligations to fund participations therein (including, as to Cash Collateral provided by a Defaulting Lender, any interest accrued on such obligation) and other obligations for which the Cash Collateral was so provided, prior to any other application of such property as may be provided for herein.

(d) Release.  Cash Collateral (or the appropriate portion thereof) provided to reduce Fronting Exposure or other obligations shall be released promptly following (i) the elimination of the applicable Fronting Exposure or other obligations giving rise thereto (including by the termination of Defaulting Lender status of the applicable Lender (or, as appropriate, its assignee following compliance with Section 2.23)) or (ii) the Administrative Agent's good faith determination that there exists excess Cash Collateral; provided, however, (x) that Cash Collateral furnished by or on behalf of a Borrower or any Subsidiary shall not be released during the continuance of a Default or Event of Default (and following application as provided in this Section 2.28 may be otherwise applied in accordance with this Agreement), and (y) the Person providing Cash Collateral and the Issuing Bank may agree that Cash Collateral shall not be released but instead held to support future anticipated Fronting Exposure or other obligations.

ARTICLE 3

CONDITIONS

3.1 Conditions Precedent to Initial Loan and Letter of Credit.  The Lenders shall have no obligation to make the initial Loan and the Issuing Bank shall have no obligation to issue the initial Letter of Credit unless and until all matters incident to the consummation of the transactions contemplated herein shall be satisfactory to the Administrative Agent, and the Administrative Agent shall have received, reviewed, and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more authorized officers of the Borrowers and the Guarantors, all in form and substance satisfactory to the Administrative Agent and dated, where applicable, of even date herewith or a date prior thereto and acceptable to the Administrative Agent.

(a) multiple counterparts of this Agreement, as requested by the Administrative Agent;

(b) the Notes, if requested pursuant to Section 2.8(a);

(c) copies of the articles of incorporation or certificate of formation, as applicable, and all amendments thereto and the bylaws or limited liability company agreement,

as applicable, and all amendments thereto of each Borrower and each Guarantor, accompanied by a certificate issued by the secretary or an assistant secretary of each Borrower and each Guarantor, to the effect that each such copies are correct and complete;

(d) certificates of incumbency and signatures of all officers of each Borrower and each Guarantor who are authorized to execute Loan Documents on behalf of such Borrower or such Guarantor, each such certificate being executed by the secretary or an assistant secretary of such Borrower or such Guarantor;

(e) copies of corporate resolutions approving the Loan Documents and authorizing the transactions contemplated herein and therein, duly adopted by the board of directors of each Borrower and each Guarantor, accompanied by certificates of the secretary or an assistant secretary of each Borrower and each Guarantor to the effect that such copies are true and correct copies of resolutions duly adopted at a meeting or by unanimous consent of the board of directors of such Borrower or such Guarantor and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date of such certificate;
(f) multiple counterparts, as requested by the Administrative Agent, of the following Security Instruments creating, evidencing, perfecting, and otherwise establishing Liens in favor of the Administrative Agent for the benefit of the Secured Parties in and to the Collateral which must be furnished on or before the Closing Date.

(i) the Security Agreement by each Borrower and each Guarantor, together with appropriate UCC-1 financing statements for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create and perfect a first priority security interest in the Collateral described in the Security Agreement; and

(ii) the Pledge Agreement by each Borrower and each Subsidiary (other than an Excluded Foreign Subsidiary) owning Capital Stock of a Material Subsidiary (other than Swift LLC); and together with appropriate membership interest certificates, if any, and transfer powers executed in blank, UCC-1 financing statements for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create and perfect a first priority security interest in 100% of the Capital Stock of each Material Subsidiary (other than Swift LLC) which is a Domestic Subsidiary and 65% of the Capital Stock of each Material Subsidiary which is a first tier Foreign Subsidiary;

(g) certificates dated as of a recent date from the appropriate Governmental Authority evidencing the existence or qualification and good standing of each Borrower and each Guarantor in such Borrower's or Guarantor's jurisdiction or formation;

(h) opinion of Baker and Hostetler LLP, counsel to the Borrowers and the Guarantors in Texas, in form and substance satisfactory to the Administrative Agent;

(i) certificates of insurance naming the Administrative Agent as loss payee and additional insured and evidencing insurance which meets the requirements of this Agreement and the other Loan Documents;

(j) evidence satisfactory to the Administrative Agent that all governmental and third party approvals necessary in connection with the continuing operations of the Borrowers and their Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the financing contemplated hereby;

(k) results of a recent lien search in each jurisdiction requested by the Administrative Agent, and such search shall reveal no Liens on any of the assets of the Borrowers or their Subsidiaries except for Permitted Liens or Liens discharged on or prior to the Closing Date pursuant to documentation satisfactory to the Administrative Agent; and

(l) such other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence as the Administrative Agent or any Lender may reasonably request.

3.2 Conditions Precedent to Each Loan.  The obligations of the Lenders to make each Loan are subject to the satisfaction of the following additional conditions precedent:

(a) a Borrower shall have delivered to the Administrative Agent a Borrowing Request at least the requisite time prior to the requested date for the relevant Loan; and each statement or certification made in such Borrowing Request shall be true and correct in all material respects on the requested date for such Loan;

(b) no Default or Event of Default shall exist or will occur as a result of the making of the requested Loan;

(c) if requested by the Administrative Agent or any Lender, the Borrowers shall have delivered evidence satisfactory to the Administrative Agent or such Lender substantiating any of the matters contained in this Agreement which are necessary to enable both Borrowers to qualify for such Loan;

(d) the Administrative Agent shall have received, reviewed, and approved such additional documents and items as described in Section 3.1 as may be requested by the Administrative Agent with respect to such Loan;

(e) no Material Adverse Effect shall have occurred;

(f) each of the representations and warranties contained in this Agreement and the other Loan Documents shall be true and correct in all material respects (provided that to the extent any representation and warranty is qualified as to "Material Adverse Effect" or otherwise as to "materiality", such representation and warranty is true and correct in all respects) and shall be deemed to be repeated by the Borrowers as if made on the requested date for such Loan;

(g) neither the consummation of the transactions contemplated hereby nor the making of such Loan shall contravene, violate, or conflict with any Requirement of Law;

(h) the Administrative Agent and each Lender shall have received the payment of all fees payable by the Borrowers hereunder and the Administrative Agent shall have received reimbursement from the Borrowers, or special legal counsel for the Administrative Agent shall have received payment from the Borrowers, for all reasonable fees and expenses of counsel to the Administrative Agent for which the Borrowers are responsible pursuant to applicable provisions of this Agreement and for which invoices have been presented as of or prior to the date of the relevant Loan; and

(i) all matters incident to the consummation of the transactions hereby contemplated shall be satisfactory to the Administrative Agent and each Lender.

3.3 Conditions Precedent to Issuance of Letters of Credit.  The obligation of the Issuing Bank to issue, renew, or extend any Letter of Credit is subject to the satisfaction of the following additional conditions precedent:

(a) a Borrower shall have delivered to the Issuing Bank a written (or oral, confirmed promptly in writing) request for the issuance, renewal, or extension of a Letter of Credit at least three Business Days prior to the requested issuance, renewal, or extension date and a Letter of Credit Application at least one Business Day prior to the requested issuance date; and each statement or certification made in such Letter of Credit Application shall be true and correct in all material respects (provided that to the extent any statement or certification is qualified as to "Material Adverse Effect" or otherwise as to "materiality", such statement or certification is true and correct in all respects) on the requested date for the issuance of such Letter of Credit;

(b) no Default or Event of Default shall exist or will occur as a result of the issuance, renewal, or extension of such Letter of Credit;

(c) the terms, provisions, and beneficiary of the Letter of Credit or such renewal or extension shall be satisfactory to the Issuing Bank in its sole discretion; and

(d) all of the requirements of Section 3.2 have been met.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent, the Issuing Bank and the Lenders to enter into this Agreement and to extend credit to the Borrowers, each Borrower jointly and severally represents and warrants to the Administrative Agent, the Issuing Bnak and each Lender (which representations and warranties shall survive the delivery of the Loan Documents) that:

4.1 Existence of Borrower and Subsidiaries.  Each Borrower and each Subsidiary is a corporation, limited partnership, or limited liability company, as applicable, duly organized, validly existing and in good standing under the laws of the state of its formation and is authorized to do business and in good standing as a foreign corporation, limited partnership or limited liability company in every jurisdiction in which it owns or leases real property or in which the nature of its business requires it to be so qualified, except where the failure to so qualify, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

4.2 [Reserved].

4.3 Due Authorization.  The execution and delivery by each Borrower of this Agreement and the borrowings hereunder; the execution and delivery by each Borrower of the Loan Documents; the repayment by the Borrowers of the Indebtedness evidenced by the Loan Documents and interest and fees, if any, provided in the Loan Documents are within the power of each Borrower; have been duly authorized by all necessary corporate, limited liability company, shareholder or member action; and do not and will not (a) require the consent of any Governmental Authority, (b) contravene or conflict with any Requirement of Law or the articles or certificate of incorporation, certificate of formation, bylaws, limited liability company agreement, or other organizational or governing documents of any Borrower, (c) contravene or conflict with any indenture, instrument or other agreement to which any Borrower is a party or by which the Property of any Borrower is bound or encumbered, or (d) result in or require the creation or imposition of any Lien upon any of the Properties of any Borrower other than as contemplated in the Loan Documents.

4.4 Valid and Binding Obligations of Borrower.  This Agreement and the other Loan Documents, when duly executed and delivered, will be legal, valid and binding obligations of each Borrower, enforceable in accordance with their respective terms, subject to any applicable bankruptcy, insolvency or other laws of general application affecting creditors' rights and judicial decisions interpreting any of the foregoing.

4.5 Security Instruments.  The provisions of each Security Instrument are effective to create in favor of the Administrative Agent for the benefit of the Secured Parties, a legal, valid, and enforceable Lien in all right, title, and interest of each Borrower and each Subsidiary party thereto in the Collateral described therein, which Liens, assuming the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other Persons, shall constitute fully perfected first-priority Liens on all right, title, and interest of each Borrower and each such Subsidiary in the Collateral described therein subject to the Permitted Liens.

4.6 Scope and Accuracy of Financial Statements.  The Financial Statements of Swift Co and its Subsidiaries fiscal year ending December 31, 2009 and the fiscal quarters ending March 31, 2010 and June 30, 2010 provided to the Lenders have been prepared in accordance with GAAP consistently applied and fairly reflect the financial condition and the results of the operations of the Borrower, and its Subsidiaries in all material respects as of the dates and for the periods stated therein.  No event or circumstance has occurred since December 31, 2009, that has resulted or could reasonably be expected to result in a Material Adverse Effect.

4.7 Liabilities, Litigation and Restrictions.  Except for the liabilities shown in the Financial Statements referred to in Section 4.6, no Borrower or its Subsidiaries has any liabilities, direct or contingent, which may reasonably be expected to result in a Material Adverse Effect.  Except as set forth on Exhibit VI under the heading "Litigation", no litigation or other action of any nature affecting any Borrower or its Subsidiaries is pending before any Governmental Authority or, to the knowledge of the Borrowers, threatened against or affecting any Borrower or its Subsidiaries, which might reasonably be expected to result in a Material Adverse Effect.  To the knowledge of the Borrowers, no unusual or unduly burdensome restriction, restraint or hazard exists by contract, law, governmental regulation or otherwise relative to the business or material Properties of any Borrower or its Subsidiaries other than such as relate generally to Persons engaged in the business activities similar to those conducted by such Borrower or such Subsidiary, as the case may be.

4.8 Title to Properties.  Each Borrower and its Subsidiaries has good and indefeasible title to all of its material (individually or in the aggregate) Properties, free and clear of all Liens other than Permitted Liens.

4.9 Compliance with Federal Reserve Regulations.  No Borrower is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulations G, U or X of the Board of Governors of the Federal Reserve System).  No part of the proceeds of any extension of credit under this Agreement will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock.  No transaction contemplated by the Loan Documents is in violation of any regulations promulgated by the Board of Governors of the Federal Reserve System, including Regulations G, T, U or X.

4.10 Authorizations and Consents.  No authorization, consent, approval, exemption, franchise, permit or license of, or filing with, any Governmental Authority or other Person is required to authorize, or is otherwise required in connection with, the valid execution and delivery by the Borrowers of this Agreement and the other Loan Documents or the repayment and performance by the Borrowers of the Obligations.

4.11 Compliance with Laws, Rules, Regulations and Orders.  To the knowledge of each Borrower, neither the business nor any of the activities of any of the Borrowers or their Subsidiaries, as presently conducted, violates any Requirement of Law the result of which violation could reasonably be expected to result in a Material Adverse Effect.  Each of the Borrowers and their Subsidiaries possesses all licenses, approvals, registrations, permits and other authorizations necessary to enable it to carry on its business in all material respects as now conducted; all such licenses, approvals, registrations, permits and other authorizations are in full force and effect; and the Borrowers have no reason to believe that they or any Subsidiary will be unable to obtain the renewal of any such licenses, approvals, registrations, permits and other authorizations.

4.12 Proper Filing of Tax Returns and Payment of Taxes Due.  Each Borrower and each of its Subsidiaries has duly and properly filed all United States income tax returns and all other tax returns which are required to be filed and has paid all taxes due, except such taxes, if any, as are being contested in good faith and as to which adequate reserves in accordance with GAAP have been made.  The charges and reserves on the books of each Borrower and each of its Subsidiaries with respect to taxes and other governmental charges are adequate.

4.13 ERISA Compliance.  Each Borrower and each of its Subsidiaries is in compliance in all material respects with the applicable provisions of ERISA.  No "reportable event", as such term is defined in Section 4043 of ERISA, has occurred with respect to any Plan.  No Borrower or any of its Subsidiaries has incurred or expects to incur any material liability to the PBGC or any Plan.  With respect to each Plan, the total value of the accrued benefits (both vested and nonvested) does not materially exceed the value of the assets of such Plan, both valued as of the end of the Plan year immediately prior to the date of this Agreement.  No Borrower or any of its Subsidiaries currently contributes to, or has an obligation to contribute to, or has at any time contributed to, or had an obligation to contribute to, any Multi-employer Plan.

4.14 Take-or-Pay; Gas Imbalances.  Except as set forth on Exhibit VI under the heading "Take-or-Pay", no Borrower or any of its Subsidiaries is obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver hydrocarbons produced from or allocated to any of its Oil and Gas Properties at some future date without receiving full payment therefor at the time of delivery.  Except as set forth on Exhibit VI under the heading "Gas Imbalances", no Borrower or any of its Subsidiaries has produced gas, in any material amount, subject to balancing rights of third parties or subject to balancing duties under governmental requirements, except as to such matters for which such Borrower or the relevant Subsidiary has established monetary reserves adequate in amount to satisfy such obligations and has segregated such reserves from other accounts.

4.15 Refunds.  No orders of, proceedings pending before, or other requirements of, the Federal Energy Regulatory Commission, the Texas Railroad Commission, the Oklahoma Corporation Commission, the Louisiana Conservation Commission, or any other Governmental Authority exist which could result in any Borrower or any of its Subsidiaries being required to refund any material portion of the proceeds received or to be received from the sale of hydrocarbons constituting part of its Oil and Gas Properties.

4.16 Casualties or Taking of Property.  Except as set forth on Exhibit VI under the heading "Casualties", since December 31, 2009, neither the business nor any Property of any Borrower or any of its Subsidiaries has been materially adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition of taking of Property or cancellation of contracts, permits or concessions by any Governmental Authority, riot, activities of armed forces or acts of God.

4.17 Locations of Business and Offices.  The principal place of business and chief executive office of the Borrowers is located at the address for the Borrowers set forth in Section 9.4 or at such other location as the Borrowers may have, with prior written notice, advised the Administrative Agent.

4.18 Environmental Compliance.  Except as set forth on Exhibit VI under the heading "Environmental Compliance",

(a) no Property of any Borrower or any of its Subsidiaries is currently on, or, to the best knowledge of the Borrowers after due inquiry made in accordance with good commercial practices, has ever been on, any federal or state list of Superfund Sites;

(b) except in compliance with all applicable Requirements of Law, no Hazardous Substances have been generated, transported and/or disposed of by any Borrower or any of its Subsidiaries at a site which was, at the time of such generation, transportation and/or disposal, or has since become, a Superfund Site;

(c) no Release of Hazardous Substances by any Borrower or any of its Subsidiaries or, to the best knowledge of the Borrowers after due inquiry made in accordance with good commercial practices, from, affecting or related to any Property of any Borrower or any of its Subsidiaries has occurred which could reasonably result in the imposition of liability in excess of $50,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage); and

(d) no Environmental Complaint has been received by the any Borrower or any of its Subsidiaries which seeks to impose liability in excess of $50,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage).

4.19 Investment Company Act Compliance.  No Borrower is an "investment company" or a company "controlled" by an "investment company," within the meaning of the Investment Company Act of 1940, as amended.

4.20 [Reserved].

4.21 No Material Misstatements.  No information, exhibit or report prepared by or at the direction or with the supervision of the Borrower and furnished to any Lender or the Administrative Agent in connection with the negotiation and preparation of this Agreement or any Loan Document contains any material misstatements of fact or omits to state a material fact necessary to make the statements contained therein not misleading as of the date made or deemed made.

4.22 Subsidiaries.  As of the date hereof, except as set forth on Exhibit VII, no Borrower has any Subsidiaries and no Borrower or any of its Subsidiaries is a partner or participant in any partnership or joint venture.  The percentage ownership by the Borrower of outstanding Capital Stock of each Subsidiary is as set forth on Exhibit VII.

4.23 Defaults.  No Borrower or any of its Subsidiaries is in default, nor has any event or circumstance occurred which, but for the passage of time or the giving of notice, or both, would constitute a default, under any loan or credit agreement, indenture, mortgage, deed of trust, security agreement or other instrument or agreement evidencing or pertaining to any Indebtedness of such Borrower or such Subsidiary, as the case may be, or under any other material agreement or instrument to which such Borrower or such Subsidiary is a party or by which any of them or the Property of any of them is bound, including agreements and instruments relating to the Oil and Gas Properties.  No Default or Event of Default exists.

4.24 Maintenance of Properties.  Each Borrower and each of its Subsidiaries has maintained its Properties in good and workable condition, ordinary wear and tear excepted, and in compliance in all material respects with all applicable Requirements of Law.

4.25 Solvency.  Each Borrower and each Subsidiary is, and after giving effect to the incurrence of all Obligations will be and will continue to be, Solvent.

ARTICLE 5

AFFIRMATIVE COVENANTS

So long as any Obligation remains outstanding or unpaid, any Letter of Credit remains outstanding and not Cash Collateralized or any Facility Amount exists, each Borrower shall:

5.1 Maintenance and Access to Records.  Keep, and cause each of its Subsidiaries to keep, adequate records in accordance with GAAP, of all of its transactions so that at any time, and from time to time, its financial condition may be readily determined and, at the reasonable request of the Administrative Agent or any Lender, make such records available for inspection and permit the Administrative Agent or such Lender to make and take away copies thereof.

5.2 Quarterly Financial Statements.  Deliver to the Administrative Agent, on or before the 45th day after the end of each of the first three fiscal quarters of Swift Co, the unaudited consolidated and consolidating Financial Statements of Swift Co and its Subsidiaries, as at the end of such period and from the beginning of such fiscal year to the end of such period, as applicable, which Financial Statements shall be certified by the chief financial officer of Swift Co as having been prepared in accordance with GAAP, consistently applied, and as a fair presentation of the condition of Swift Co and its Subsidiaries, subject to changes resulting from normal year-end audit adjustments.

5.3 Annual Financial Statements.  Deliver to the Administrative Agent, as soon as available but not later than the 90th day after the close of each fiscal year of the Borrower, a copy of the annual audited consolidated and consolidating Financial Statements of the Borrower and its Subsidiaries.

5.4 Compliance Certificates.  Concurrently with the furnishing of the Financial Statements submitted pursuant to Sections 5.2 and 5.3, provide the Administrative Agent a Compliance Certificate; and concurrently with the furnishing of the Financial Statements submitted pursuant to Section 5.3 if requested by any Lender, provide each Lender a certificate in customary form from the independent certified public accountants for the Borrower stating that their audit has not disclosed the existence of any Default or Event of Default or, if their audit has disclosed the existence of any Default or Event of Default, specifying the nature, period of existence and status thereof.

5.5 Oil and Gas Reserve Reports.

(a) Deliver to the Administrative Agent each April 1 during the term of this Agreement, engineering reports in usual and customary form and substance, certified by any nationally- or regionally- recognized independent consulting petroleum engineers acceptable to the Administrative Agent as fairly and accurately setting forth (i) the proven and producing, shut in, behind pipe and undeveloped oil and gas reserves (separately classified as such) attributable to the Oil and Gas Properties of each Borrower and its Subsidiaries as of January 1 of the year for which such reserve reports are furnished, (ii) the aggregate present value of the future net income with respect to such Properties, discounted at a stated per annum discount rate of proven and producing reserves, (iii) projections of the annual rate of production, gross income and net income with respect to such proven and producing reserves, and (iv) information with respect to the "take or pay," "prepayment" and gas balancing liabilities of each Borrower and its Subsidiaries.

(b) Deliver to the Administrative Agent no later than October 1 of each year during the term of this Agreement, engineering reports in form and substance satisfactory to the Administrative Agent prepared by or under the supervision of the chief petroleum engineer of the Borrower evaluating the Oil and Gas Properties of each Borrower and its Subsidiaries as of July 1 of the year for which such reserve reports and furnished and updating information provided in the reports pursuant to Section 5.5(a).

(c) In connection with any unscheduled redetermination of the Borrowing Base pursuant to Section 2.11, promptly deliver to the Administrative Agent engineering reports in form and substance satisfactory to the Administrative Agent prepared by or under the supervision of the chief petroleum engineer of the Borrower evaluating the Oil and Gas Properties of each Borrower and its Subsidiaries as of a date reasonably requested by the Administrative Agent and updating information provided in the reports pursuant to Section 5.5(a).

(d) All of the reports provided pursuant to this Section shall be submitted to the Administrative Agent together with additional data concerning pricing, quantities of production from the Oil and Gas Properties of each Borrower and its Subsidiaries, purchasers of production and such other information and engineering and geological data with respect thereto as the Administrative Agent may reasonably request and shall set forth the interests of the Borrowers and their Subsidiaries in all such Oil and Gas Properties and separately designate such Properties by field.

(e) With the delivery of each Reserve Report pursuant to Section 5.5(a), the Borrowers shall provide to the Administrative Agent a certificate in substantially the form of Exhibit X attached hereto.

5.6 SEC and Other Reports.  Deliver to the Administrative Agent, within five days after any material report (other than financial statements) or other communication is sent by any Borrower or any of its Subsidiaries to its stockholders or partners or is filed by any Borrower or any of its Subsidiaries with the SEC, copies of such report or communication.

Documents required to be delivered pursuant to Section 5.2, Section 5.3 and Section 5.6 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrowers post such documents, or provides a link thereto on the Borrowers' website on the Internet; or (ii) on which such documents are posted on the Borrowers' behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative

Agent); provided that: (i) the Borrowers shall deliver paper copies of such documents to the Administrative Agent or any Lender upon its request to a Borrower to deliver such paper copies until a written request to cease delivering paper copies is given by the Administrative Agent or such Lender and (ii) the Borrowers shall notify the Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents.  The Administrative Agent shall have no obligation to request the delivery of or to maintain paper copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request by a Lender for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent and/or the Arranger will make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, "Borrower Materials") by posting the Borrower Materials on IntraLinks or another similar electronic system (the "Platform") and (b) certain of the Lenders (each, a "Public Lender") may have personnel who do not wish to receive material non-public information with respect to the Borrowers or their Affiliates, or the respective securities of any of the foregoing, and who may be engaged in investment and other market-related activities with respect to such Persons' securities.  Each Borrower hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked "PUBLIC" which, at a minimum, shall mean that the word "PUBLIC" shall appear prominently on the first page thereof; (x) by marking Borrower Materials "PUBLIC," the Borrowers shall be deemed to have authorized the Administrative Agent, the Arranger, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrower or its securities for purposes of United States Federal and state securities laws; (y) all Borrower Materials marked "PUBLIC" are permitted to be made available through a portion of the Platform designated "Public Side Information;" and (z) the Administrative Agent and the Arranger shall be entitled to treat any Borrower Materials that are not marked "PUBLIC" as being suitable only for posting on a portion of the Platform that is not designated "Public Side Information."

5.7 Notices.  Deliver to Administrative Agent, promptly upon any officer of any Borrower having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by the chief financial officer of the Borrowers, or other authorized representative of the Borrowers designated from time to time pursuant to written designation by the Borrowers delivered to the Administrative Agent, advising the Lenders of the occurrence of such event or circumstance and the steps, if any, being taken by the Borrowers with respect thereto:

(a) any Default or Event of Default;

(b) any default or event of default under any contractual obligation of any Borrower, or any litigation, investigation or proceeding between any Borrower or any of its Subsidiaries and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding involving any Borrower or any of its Subsidiaries as a defendant or in which any Property of any of any Borrower or any of its Subsidiaries is subject to a claim and in which the amount involved is $5,000,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

(d) the receipt by any Borrower or any of its Subsidiaries of any Environmental Complaint or any formal request from any Governmental Authority or other Person for information (other than requirements for compliance reports) regarding any Release of Hazardous Substances by any Borrower or any of its Subsidiaries or from, affecting or related to any Property of any Borrower or any of its Subsidiaries or adjacent to any Property of any Borrower or any of its Subsidiaries;

(e) any actual, proposed or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of any Borrower or any of its Subsidiaries or adjacent to any Property of any Borrower or any of its Subsidiaries following any allegation of a violation of any Requirement of Law;

(f) any Release of Hazardous Substances by any Borrower or any of its Subsidiaries or from, affecting or related to any Property of any Borrower or any of its Subsidiaries or adjacent to any Property of any Borrower or any of its Subsidiaries;

               (g) the violation of any Environmental Law or the revocation, suspension or forfeiture of or failure to renew, any permit, license, registration, approval or authorization which could reasonably be expected to have a Material Adverse Effect;

(h) the institution by the Borrower or any of its Affiliates of any Multi-employer Plan or the withdrawal or partial withdrawal by the Borrower or any of its Affiliates from any Multi-employer Plan; and

(i) any other event or condition which could reasonably be expected to have a Material Adverse Effect.

5.8 Letters in Lieu of Transfer Orders; Division Orders.  Promptly upon request by the Administrative Agent at any time and from time to time, execute such letters in lieu of transfer orders, in addition to the letters signed by the Borrowers and delivered to the Administrative Agent in satisfaction of the covenant set forth in Section 5.27(b), and/or division and/or transfer orders as are necessary or appropriate to transfer and deliver to the Administrative Agent proceeds from or attributable to any Mortgaged Property.  The above shall only be used if there is a Default or Event of Default.

5.9 Additional Information.  Furnish to the Administrative Agent, promptly upon the request of the Administrative Agent, such additional financial or other information concerning the assets, liabilities, operations and transactions of any Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request; and promptly notify the Administrative Agent each time that a change in the Loan Balance, L/C Exposure, or Borrowing Base would result in a change in the Applicable Margin.

5.10 Payment of Assessments and Charges.  Pay, and cause each of its Subsidiaries to pay, all taxes, assessments, governmental charges, claims for labor, supplies, rent and other obligations which, if unpaid, might become a Lien against any of its Property, except any of the foregoing being contested in good faith and as to which adequate reserves in accordance with GAAP have been established or unless failure to pay would not have a Material Adverse Effect.

5.11 Compliance with Laws.  Comply, and cause each of its Subsidiaries to comply, with all Requirements of Law, including (a) the Natural Gas Policy Act of 1978, as amended, (b) Environmental Laws, and (c) all permits, licenses, registrations, approvals and authorizations (i) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any of its Property, (ii) required for the performance or conduct of its operations, or (iii) applicable to the use, generation, handling, storage, treatment, transport or disposal of Hazardous Substances; and cause all of its employees, agents, contractors, subcontractors and future lessees (pursuant to appropriate lease provisions), while such Persons are acting within the scope of their relationship with such Borrower or such Subsidiary, as the case may be, to comply with all applicable Requirements of Law as may be necessary or appropriate to enable such Borrower or such Subsidiary, as the case may be, to so comply.

5.12  ERISA Information and Compliance.  Furnish to each Lender upon request, copies of each annual and other report with respect to each Plan or any trust created thereunder filed with the United States Secretary of Labor or the PBGC; fund, and cause each of its Subsidiaries to fund, all current service pension liabilities as they are incurred under the provisions of all Plans and Multi-employer Plans; and comply, and cause each of its Subsidiaries to comply, with all applicable provisions of ERISA.

5.13 [Reserved].

5.14 Further Assurances.  Promptly cure any defects, errors, or omissions in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and upon notice, promptly execute and deliver to the Administrative Agent all such other assurances and instruments as shall, in the opinion of the Administrative Agent, be necessary to fulfill the terms of the Loan Documents.

5.15 [Reserved].

5.16 [Reserved].

5.17 Maintenance of Existence and Good Standing.  Maintain, and cause each of its Subsidiaries to maintain, its corporate, limited liability company or partnership existence, as the case may be; and maintain, and cause each of its Subsidiaries to maintain, its qualification and good standing in all jurisdictions wherein the Property now owned or hereafter acquired or the business now or hereafter conducted necessitates same except where the failure to so maintain such qualification and good standing would not have a Material Adverse Effect.

5.18 Maintenance of Tangible Property.  Maintain, and cause each of its Subsidiaries to maintain, all of its material tangible Property in good repair and condition and make all necessary replacements thereof and operate such Property in a good and workmanlike manner.

5.19 Maintenance of Insurance.  Maintain, or cause to be maintained, with financially sound and reputable insurance companies, insurance with respect to the properties and business of each Borrower and each of its Subsidiaries against such liabilities, casualties, risks and contingencies and in at least such amounts as is customary in the industry (including reasonable and customary self-insurance to the extent reasonable and prudent operators of oil and gas properties similar to the Borrowers self-insure for such risks) and providing for not less than 30 days' prior notice to the Administrative Agent of termination, lapse or cancellation of such insurance; and furnish to the Administrative Agent, at the request of any Lender, certificates evidencing such insurance.

5.20 Inspection of Tangible Property.  Permit any authorized representative of any Lender or the Administrative Agent, at the sole risk of such party and such authorized representatives, to visit and inspect any tangible Property of any Borrower or any of its Subsidiaries.

5.21 Payment of Notes and Performance of Obligations.  Pay and perform all Obligations in accordance with the terms of the Loan Documents.

5.22 Operation of Oil and Gas Properties.  Develop, maintain and operate, and cause each of its Subsidiaries to develop, maintain and operate, its Oil and Gas Properties in a prudent and workmanlike manner in accordance with industry standards.

5.23 Performance of Designated Contracts.  Perform and observe, and cause each of its Subsidiaries to perform and observe, in all material respects all of its obligations under all material agreements and contracts of such Person.

5.24 Title Opinions; Title Defects.  Without limitation of Section 5.27(d), promptly upon the request of the Administrative Agent from time to time, furnish to the Administrative Agent title opinions, in form and substance and by counsel satisfactory to the Administrative Agent, or other confirmation of title acceptable to the Administrative Agent, covering Oil and Gas Properties constituting at least 75% of the value of the Oil and Gas Properties used in determining the Borrowing Base for properties situated in the United States and promptly, but in any event within 60 days after notice by the Administrative Agent of any defect, material in the opinion of the Administrative Agent in value, in the title of any Borrower or any Guarantor to any of its Oil and Gas Properties, clear such title defects, and, in the event any such title defects are not cured in a timely manner, pay all related costs and fees incurred by the Administrative Agent to do so.
5.25 Level of Mortgage Coverage.  In connection with each recalculation of the Borrowing Base, review the most recently delivered certificate pursuant to Section 5.5(e) and the list of current Mortgaged Properties to ascertain whether the Mortgaged Properties represent at least 75% of the value of the Oil and Gas Properties used in determining the Borrowing Base for properties situated in the United States.  In the event that the Mortgaged Properties do not represent at least 75% of such value, then the Borrowers shall, and shall cause their Subsidiaries to, grant, within thirty (30) days after delivery of such Reserve Report, to the Administrative Agent as security for the Obligations a first-priority Lien interest on additional Oil and Gas Properties not already subject to a Lien of the Mortgages such that after giving effect thereto, the Mortgaged Properties will represent at least 75% of such value.  All such Liens will be created and perfected by and in accordance with the provisions of Mortgages in sufficient executed (and acknowledged where necessary or appropriate) counterparts for recording purposes.  In order to comply with the foregoing, if any Subsidiary places a Lien on its Oil and Gas Properties and such Subsidiary is not a Guarantor, then it shall become a Guarantor.
5.26 New Material Subsidiaries.

(a) With respect to any Material Subsidiary (other than Swift LLC or an Excluded Foreign Subsidiary) which becomes a Material Subsidiary after the Closing Date, promptly, but in any event within 30 days, (i) execute and deliver to the Administrative Agent such amendments to the Pledge Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Material Subsidiary that is owned by any Borrower or any Subsidiary, (ii) deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Borrower or Subsidiary, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent's security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

(b) With respect to any Excluded Foreign Subsidiary directly owned by the Borrower or a Subsidiary (other than an Excluded Foreign Subsidiary) that becomes a Material Subsidiary after the Closing Date, promptly, but in any event within 30 days, (i) execute and deliver to the Administrative Agent such amendments to the Pledge Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such Material Subsidiary that is owned by any Borrower or such Subsidiary (provided that in no event shall more than 65% of the total outstanding voting Capital Stock of any such Material Subsidiary be required to be so pledged), (ii) deliver to the Administrative Agent any certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the relevant Borrower or Subsidiary, and take such other action as may be necessary or, in the opinion of the Administrative Agent, desirable to perfect the Administrative Agent's security interest therein, and (iii) if requested by the Administrative Agent, deliver to the Administrative Agent legal opinions relating to the matters described above, which opinions shall be in form and substance, and from counsel, reasonably satisfactory to the Administrative Agent.

5.27 Post Closing Requirements.

(a) Not later than 30 days after the Closing Date (or a later date reasonably acceptable to the Administrative Agent), the Borrowers shall deliver to the Administrative Agent

Mortgages (or amendments and supplements to existing Mortgages in form and substance satisfactory to the Administrative Agent) from the Borrowers and the Guarantors covering at least 75% of the value of the Oil and Gas Properties used in determining the Borrowing Base for properties situated in the United States and all improvements, personal property, and fixtures related thereto; together with appropriate UCC-1 financing statements for filing with the appropriate authorities and any other documents, agreements, or instruments necessary to create and perfect a first priority security interest in the Mortgaged Properties.

(b) Not later than 30 days after the Closing Date (or a later date reasonably acceptable to the Administrative Agent), the Borrowers shall deliver to the Administrative Agent undated letters, in form and substance satisfactory to the Administrative Agent, from each Borrower and each Guarantor to each purchaser of production and disburser of the proceeds of production from or attributable to the Mortgaged Properties, together with additional letters with the addressees left blank, authorizing and directing the addressees to make future payments attributable to production from the Mortgaged Properties directly to the Administrative Agent which letters shall only be used by the Administrative Agent if there is a Default or Event of Default.

(c) Not later than 30 days after the Closing Date (or a later date reasonably acceptable to the Administrative Agent), the Borrowers shall deliver to the Administrative Agent opinions of (i) Baker and Hostetler LLP, counsel to the Borrowers and the Guarantors in Texas and Louisiana and (ii) counsel to the Borrowers and Guarantors in any other jurisdiction where Mortgages referred to in Section 5.27(c) are recorded, each in form and substance satisfactory to the Administrative Agent.

(d) Not later than 30 days after the Closing Date (or a later date reasonably acceptable to the Administrative Agent), the Borrowers shall deliver to the Administrative Agent title opinions, in form and substance and by counsel satisfactory to the Administrative Agent, or other confirmation of title acceptable to the Administrative Agent, covering Oil and Gas Properties constituting at least 75% of the value of the Oil and Gas Properties used in determining the Borrowing Base for properties situated in the United States.

ARTICLE 6

NEGATIVE COVENANTS

So long as any Obligation remains outstanding, any Letter of Credit remains outstanding and not Cash Collateralized or any Facility Amount exists, neither Borrower will:

6.1 Indebtedness; Contingent Obligations.  Create, incur, assume or permit to exist any Indebtedness or Contingent Obligations, or permit any of its Subsidiaries to do so; provided, however, the foregoing restrictions shall not apply to:

(a) the Obligations other than Hedging Obligations;

(b) unsecured accounts payable incurred in the ordinary course of business, which are not unpaid in excess of 90 days beyond invoice date or are being processed for payment in the ordinary course of business or contested in good faith and as to which such reserve as is required by GAAP has been made;

(c) performance guarantees and performance surety or other bonds provided in the ordinary course of business;

(d) operating leases (including any lease that was treated as an operating lease under GAAP at the time it was entered into that later becomes a capital lease as a result of a change in GAAP during the life of such lease, including any renewals) entered into in the ordinary course of business or endorsements of instruments for collection in the ordinary course of business;

(e) purchase-money Indebtedness only incurred in connection with the acquisition of equipment in an aggregate principal amount not exceeding $15,000,000 at any time outstanding;

(f) New Unsecured/Subordinated Debt;

(g) the Existing Senior Notes;

(h) obligations with respect to Hedging Agreements entered into with any Swap Counterparty or any other counterparty that has a long-term unsecured senior debt rating of at least A- by S&P or A3 by Moody's; provided that (i) in the case of crude oil Hedging Agreements, such Hedging Agreements protect against actual exposure to volatility in crude oil prices and (A) the aggregate of the notional and contracted amounts of such Hedging Agreements in any form other than put options do not cover at any time a volume of crude oil exceeding 80% of the projected production of crude oil from the proved producing reserves as reflected on the Reserve Report most recently provided to the Administrative Agent, and (B) the aggregate of the notional and contracted amounts of such Hedging Agreements do not cover at any time a volume of crude oil exceeding 100% of the projected production of crude oil from the proved producing reserves as reflected on the Reserve Report most recently provided to the Administrative Agent and (ii) in the case of natural gas Hedging Agreements, such Hedging Agreements protect against actual exposure to volatility in natural prices and (A) the aggregate of the notional and contracted amounts of such Hedging Agreements in any form other than put options do not cover at any time a volume of natural gas exceeding 80% of the projected production of natural gas from the proved producing reserves as reflected on the Reserve Report most recently provided to the Administrative Agent, and (B) the aggregate of the notional and contracted amounts of such Hedging Agreements do not cover at any time a volume of natural gas exceeding 100% of the projected production of natural gas from the proved producing reserves as reflected on the Reserve Report most recently provided to the Administrative Agent;
(i) other unsecured Indebtedness not exceeding $15,000,000 in the aggregate at any time outstanding for the Borrower and its Subsidiaries; and

(j) the Permitted Refinancing Debt.

6.2 [Reserved].

6.3 Mortgages or Pledges of Assets.  Create, incur, assume or permit to exist, any Lien on any of its Properties, or permit any of its Subsidiaries to do so; provided, however, the foregoing restriction in this Section shall not apply to Permitted Liens.

6.4 Sales of Properties; Leasebacks.  Sell, transfer or otherwise dispose of, in one or any series of transactions, any of its Property, or enter into any arrangement to do so, or enter into any arrangement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose of the Property sold or transferred, or permit any of its Subsidiaries to do any of the foregoing in this Section; provided, however, the foregoing restrictions shall not apply to:

(a) the sale of hydrocarbons or inventory in the ordinary course of business at prices at least substantially equivalent to the open market prices at the time of sale for comparable hydrocarbons or inventory other than the sale of a production payment and provided that no contract for the sale of hydrocarbons shall obligate any Borrower or any of its Subsidiaries to deliver hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery;

(b) the sale or other disposition of Property destroyed, lost, worn out, damaged or having only salvage value or no longer used or useful in the business of the Borrower;

(c) farmouts or similar agreements entered into in the ordinary course of business;

(d) the sale or other disposition of notes receivable or accounts receivable permitted by Section 6.11;

(e) the sale or other disposition of Oil and Gas Properties included in the calculation of the Borrowing Base not exceeding of 5% of the Borrowing Base in the aggregate between each scheduled Borrowing Base determination pursuant to Section 2.11; and

(f) if no Default or Event of Default has occurred and is continuing, the sale or other disposition of Oil and Gas Properties not included in the calculation of the Borrowing Base.

6.5 Dividends and Distributions.   Declare, pay or make, or permit any of its Subsidiaries to declare, pay or make, whether in cash or other Property, any dividend or distribution on any share of any class of its Capital Stock; or purchase, redeem or otherwise acquire, directly or indirectly, for value or set apart in any way for redemption, retirement or other acquisition, directly or indirectly, any of its stock now or hereafter outstanding; return any capital to its stockholders; or make any distribution (whether by reduction of capital or otherwise) of its assets to its stockholders (collectively, "Restricted Payments"), other than:

(a) cash dividends by Swift Co to its stockholders not exceeding $15,000,000 in any fiscal year, provided that both before and after giving effect to any such distribution there shall exist no Default or Event of Default;

(b) dividends paid in common Capital Stock;

(c) Restricted Payments by any Subsidiary of Swift Co that is a Borrower or Guarantor to any Borrower or Guarantor and by any other Subsidiary of Swift Co to any wholly owned Subsidiary of Swift Co;

(d) Swift Co may make Restricted Payments pursuant to and in accordance with stock option plans or other benefit plans or agreements for directors, officers and employees of the Borrowers and their Subsidiaries, in each case to the extent such Restricted Payments are made in the ordinary course of business and approved by Swift Co's board of directors; and

(e) acquisitions by Swift Co of its common Capital Stock after the Closing Date (excluding Restricted Payments made pursuant to Section 6.5(d)) having a fair market value at the time of acquisition not to exceed $50,000,000 in the aggregate; provided that, before and after giving effect to any such acquisition (i) no Default or Event of Default has occurred and is continuing and (ii) Liquidity is not less than 15% of the Commitment Amount then in effect.

6.6 Changes in Corporate Structure.  Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or dispose of all or substantially all of its property or business, or permit any Subsidiary to do any of the forgoing, except that, if no Default or Event of Default exists or will occur as a result thereof:

(a) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation);
(b) any Subsidiary of the Borrower may dispose of any or all of its assets (i) to the Borrower (upon voluntary liquidation or otherwise) or (ii) pursuant to a disposition permitted by Section 6.4; and

(c) any Investment expressly permitted by Section 6.8 may be structured as a merger, consolidation or amalgamation.

6.7 [Reserved].

6.8 Investments.  Make any Investment in, or permit any of its Subsidiaries to do so; provided, however, the foregoing shall not apply to:

(a) investments in United States government-issued securities with maturities of no more than one year or certificates of deposit or repurchase agreements issued by (i) any Lender or (ii) any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $250,000,000 and with maturities of no more than one year;

(b) commercial paper rated at least P-1 by Moody's or A-1 by S&P and with maturities of no more than nine months from the date of acquisition thereof;

(c) short-term investments in the Eurodollar market through (i) any Lender, (ii) any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $250,000,000, or (iii) any other Person acceptable to the Administrative Agent;

(d) short-term interest bearing deposits with any Lender or any bank or trust company organized under the laws of the United States or any state thereof and having capital surplus and undivided profits aggregating at least $250,000,000;

(e) the purchase of Oil and Gas Properties or investments with respect to and relating to the production of oil, gas and other liquid or gaseous hydrocarbons from Oil and Gas Properties;

(f) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable;

(g) loans, advances or extensions of credit to suppliers or contractors under applicable contracts or agreements in connection with oil and gas development activities of such Borrower or such Subsidiary;

(h) advances to employees of such Borrower or such Subsidiary in the ordinary course of business not exceeding $1,000,000 in the aggregate at any time outstanding;

(i) loans or advances to wholly owned Subsidiaries, excluding Swift Energy New Zealand Limited and other Excluded Foreign Subsidiaries, for Oil and Gas related investments in an amount not to exceed $5,000,000 in the aggregate unless such Subsidiary is a Guarantor; and
(j) loans or advances to Swift Energy New Zealand Limited in connection with the New Zealand Litigation in an amount not to exceed $15,000,000 in the aggregate.

6.9 Lines of Business; Subsidiaries.  Expand, on its own or through a Subsidiary, into any line of business other than (a) those in which the Borrower or such Subsidiary is engaged as of the date hereof and (b) other lines of business related to the production of oil, gas and other hydrocarbons; or permit any material change to be made in the character of its business as conducted as of the date hereof.

6.10 ERISA Compliance.  Permit any Plan maintained by it or any Subsidiary to (a) engage in any "prohibited transaction" as such term is defined in Section 4975 of the Internal Revenue Code of 1954, as amended, (b) incur any "accumulated funding deficiency," as such term is defined in Section 302 of ERISA, or (c) terminate in a manner which could result in the imposition of a Lien on any Property of the Borrower pursuant to Section 4068 of ERISA; assume an obligation to contribute to any Multi-employer Plan; or acquire any Person or the assets of any Person which has now or has had at any time an obligation to contribute to any Multi-employer Plan.

6.11 Sale or Discount of Receivables.  Except to minimize losses on bona fide debts previously contracted, discount or sell with recourse, or sell for less than the greater of the face or market value thereof, any of its notes receivable or accounts receivable, or permit any of its Subsidiaries to do so.

6.12 Transactions With Affiliates.  Enter into, or permit any of its Subsidiaries to enter into any transaction (including the sale, lease or exchange of Property or the rendering of service), directly or indirectly, with any of its Affiliates other than upon fair and reasonable terms no less favorable than the Borrower could obtain in an arm's length transaction with a Person which was not an Affiliate.

6.13 Current Ratio.  Permit the ratio of Current Assets (plus Available Commitment) to Current Liabilities to be at any time less than 1.0 to 1.0.

6.14 Interest Coverage Ratio.  Permit the ratio of EBITDAX to Interest Expense (calculated quarterly at the end of each fiscal quarter on a rolling four quarter basis) to be less than 2.75 to 1.00.

6.15 [Reserved].

6.16 New Unsecured/Subordinated Debt and Existing Senior Notes.  Amend, extend or modify any of the terms or provisions of any documents, notes or agreements evidencing or governing the Existing Senior Notes, any Permitted Refinancing Debt or any New Unsecured/Subordinated Debt or consent to any of the foregoing; or at any time following the occurrence and during the continuance of any Default or Event of Default, make any payment, whether in cash or other Property, on or with respect to the Existing Senior Notes, any Permitted Refinancing Debt or any New Unsecured/Subordinated Debt.  The Borrowers may not redeem any part of the Existing Senior Notes, any Permitted Refinancing Debt or any New Unsecured/Subordinated Debt without the consent of the Majority Lenders, except the Existing Senior Notes may be redeemed or repurchased with proceeds of any Permitted Refinancing Debt or any New Unsecured/Subordinated Debt.

6.17 Negative Pledges.  Enter into or permit to exist any agreement which prohibits or restricts the granting, incurring, assuming, or permitting to exist any Lien on any of its Properties or provides that any such occurrence shall constitute a default or breach of such agreement other than (a) any restrictions existing under the Loan Documents or (b) any agreements governing any purchase money Liens otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby).

6.18 [Reserved].

6.19 [Reserved].

6.20 Clauses Restricting Subsidiary Distributions.  Enter into or suffer to exist or become effective any consensual encumbrance or restriction on the ability of any Subsidiary of any Borrower to (a) make dividends or distributions in respect of any Capital Stock of such Subsidiary held by, or pay any Indebtedness owed to, any Borrower or any other Subsidiary, (b) make loans or advances to, or other Investments in, any Borrower or any other Subsidiary or (c)

transfer any of its assets to any Borrower or any other Subsidiary, or permit any Subsidiary to do any of the forgoing, except for such encumbrances or restrictions existing under or by reason of (i) any restrictions existing under the Loan Documents and (ii) any restrictions with respect to a Subsidiary imposed pursuant to an agreement that has been entered into in connection with the disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, to the extent otherwise permitted by Section 6.4.

ARTICLE 7

EVENTS OF DEFAULT

7.1 Enumeration of Events of Default.  Any of the following events shall be considered an Event of Default as that term is used herein:

(a) Default shall be made in the payment when due of any installment of principal, interest, fees or other sums payable hereunder or under any other Loan Document;

(b) Default shall be made by any Borrower in the due observance or performance of any covenant or agreement set forth in any of Sections 5.2 through 5.7 and such default shall continue for in excess of 15 days after the earlier of notice thereof by the Administrative Agent to such Borrower or knowledge thereof by such Borrower, or default shall be made by such Borrower or any Subsidiary in the due observance or performance of any other covenant or agreement set forth in this Agreement or any other Loan Document;

(c) Any representation or warranty made by any Borrower or any of its Subsidiaries in this Agreement or any other Loan Document proves to have been untrue in any material respect when made or deemed to have been made, or any representation, warranty, statement (including Financial Statements), certificate or data furnished or made by any Borrower or any of its Subsidiaries to any Lender, the Issuing Bank or the Administrative Agent in connection herewith proves to have been untrue in any material respect as of the date the facts therein set forth were stated or certified;

(d) (i) Default shall be made by any Borrower or any of its Subsidiaries in the payment or performance of any bond, debenture, note, security (as defined in the Securities Act of 1933, as amended), or other evidence of Indebtedness (other than Indebtedness hereunder and Indebtedness under Hedging Agreements) in excess of $10,000,000, or under any credit agreement, loan agreement, indenture, promissory note, or similar agreement or instrument executed in connection with any of the foregoing, and such default shall remain unremedied for in excess of the period of grace, if any, with respect thereto, and the effect of such default is to cause, or permit the holders of such Indebtedness or security to cause, the acceleration of the maturity of any such Indebtedness or to permit a trustee or holder of any security to elect (whether or not such trustee or holder does elect) a majority of the directors on the board of directors of any Borrower or its Subsidiaries or (ii) there occurs under any Hedging Agreement an Early Termination Date (as defined in such Hedging Agreement) resulting from (A) any event of default under such Hedging Agreement as to which any Borrower or any of its Subsidiaries is the Defaulting Party (as defined in such Hedging Agreement) or (B) any Termination Event (as defined in such Hedging Agreement) under such Hedging Agreement as to which any Borrower or any of its Subsidiaries is an Affected Party (as defined in such Hedging Agreement) and, in either event, the termination value owed by such Borrower or such Subsidiary as a result thereof is greater than $10,000,000;

(e) Any Borrower or any of its Subsidiaries shall (i) apply for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets, (ii) file a voluntary petition commencing an Insolvency Proceeding, (iii) make a general assignment for the benefit of creditors, (iv) be unable, or admit in writing its inability, to pay its debts generally as they become due, or (v) file an answer admitting the material allegations of a petition filed against it in any Insolvency Proceeding;

(f) An order, judgment or decree shall be entered against any Borrower or any of its Subsidiaries by any court of competent jurisdiction or by any other duly authorized authority, on the petition of a creditor or otherwise, granting relief in any Insolvency Proceeding or approving a petition seeking reorganization or an arrangement of its debts or appointing a receiver, trustee, conservator, custodian, or liquidator of it or all or any substantial part of its assets, and such order, judgment, or decree shall not be dismissed or stayed within 60 days;

(g) Any Borrower or any of its Subsidiaries shall have (i) concealed, removed, or permitted to be concealed or removed, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them, (ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law and not otherwise permitted under the provisions of this Agreement, or (iii) made any transfer of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid;

(h) The levy against any significant portion of the Property of any Borrower or any of its Subsidiaries or any execution, garnishment, attachment, sequestration, or other writ or similar proceeding which is not permanently dismissed or discharged within 60 days;

(i) A final and non-appealable order, judgment, or decree shall be entered against any Borrower or any of its Subsidiaries for money damages and/or Indebtedness due in an amount in excess of $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) and such order, judgment, or decree shall not be dismissed or stayed within 60 days;

(j) [Reserved];

(k) [Reserved];

(l) Any of the Loan Documents shall cease, for any reason, to be in full force and effect, or any Borrower, any Subsidiary or any Affiliate of any Borrower or Subsidiary shall so assert, or any Lien created by any of the Loan Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby;

(m) (i) Any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the "beneficial owner" (as defined in Rules 13(d)-3 and 13(d) 5 under the Exchange Act), directly or indirectly, of more than 20% of the outstanding common stock of Swift Co; (ii) the board of directors of Swift Co shall cease to consist of a majority of Continuing Directors; or (iii) Swift Co shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of Swift LLC free and clear of all Liens (except Liens created by the Loan Documents); or

(m) (i) Any Person shall engage in any "prohibited transaction" (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) any "accumulated funding deficiency" (as defined in Section 302 of ERISA), whether or not waived, shall exist with respect to any Plan or any Lien in favor of the PBGC or a Plan shall arise on the assets of any Borrower or any Subsidiary or any Commonly Controlled Entity, (iii) a "reportable event", as such term is defined in Section 4043 of ERISA shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which reportable event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Majority Lenders, likely to result in the termination of such Plan for purposes of Title IV of ERISA, (iv) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (v) any Borrower or any Subsidiary or any Commonly Controlled Entity shall, or in the reasonable opinion of the Majority Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, a Multi-employer Plan or (vi) any other event or condition shall occur or exist with respect to a Plan; and in each case in clauses (i) through (vi) above, such event or condition, together with all other such events or conditions, if any, could, in the sole judgment of the Majority Lenders, reasonably be expected to have a Material Adverse Effect.

7.2 Rights Upon Default.

(a) Upon the occurrence of any Event of Default specified in Sections 7.1 (e) or (f), immediately and without notice, (i) all Obligations shall become due and payable, without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity or other notice of any kind, all of which are expressly waived by the Borrowers, (ii) the Facility Amounts shall immediately terminate unless and until the Lenders, the Issuing Bank and the Administrative Agent shall reinstate the same in writing and (iii) the Borrowers shall be required to Cash Collateralize the L/C Exposure in accordance with Section 2.28.

(b) Upon the occurrence of any other Event of Default, the Administrative Agent may, or upon the request of the Majority Lenders, the Administrative Agent shall, (i) declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity or other notice of any kind, all of which are hereby expressly waived by the Borrowers, (ii) declare the Facility Amounts terminated, whereupon the Facility Amounts shall immediately terminate unless and until the Lenders, the Issuing Bank and the Administrative Agent shall reinstate the same in writing and (iii) require that the Borrowers Cash Collateralize the L/C Exposure in accordance with Section 2.28.

(c) In addition to the foregoing, upon the occurrence of any Event of Default, the Administrative Agent, with the consent of the Majority Lenders, in accordance with the provisions of this Agreement may exercise any or all of its rights and remedies provided by law or pursuant to the Loan Documents.

7.3 Application of Proceeds.  From and during the continuance of any Event of Default, any monies or property actually received by the Administrative Agent pursuant to this Agreement or any other Loan Document, the exercise of any rights or remedies under any Security Instrument or any other agreement with any Borrower or any Subsidiary which secures any of the Obligations, shall be applied in the following order:

(a) First, to payment of that portion of the Obligations constituting fees, expenses, indemnities and other amounts, including attorney fees, payable to the Administrative Agent and the Issuing Bank;

(b) Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to the Lenders and the Issuing Bank, including attorney fees (ratably among the Issuing Bank and the Lenders in proportion to the respective amounts described in this clause payable to them);

(c) Third, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Loans, Hedging Obligations and Cash Management Obligations (ratably among the Lenders, the Issuing Bank, the Swap Counterparties and the Cash Management Banks in proportion to the respective amounts described in this clause payable to them);

(d) Fourth, to payment of that portion of the Obligations constituting unpaid principal of the Loans, Hedging Obligations and Cash Management Obligations (ratably among the Lenders, the Issuing Bank, the Swap Counterparties and the Cash Management Banks in proportion to the respective amounts described in this clause held by them);

(e) Fifth, to the Administrative Agent for the account of the Issuing Bank to Cash Collateralize any L/C Exposure then outstanding; and

(f) Sixth, any excess after payment in full of all Obligations shall be paid to the Borrowers or any Subsidiary as appropriate or to such other Person who may be lawfully entitled to receive such excess.

ARTICLE 8

THE ADMINISTRATIVE AGENT

8.1 Appointment.  Each Lender and the Issuing Bank hereby irrevocably designates and appoints the Administrative Agent as the agent of such Lender and the Issuing Bank under this Agreement and the other Loan Documents.  Each Lender and the Issuing Bank irrevocably authorizes the Administrative Agent, as the agent for such Lender and the Issuing Bank, to take such action on behalf of such Lender and the Issuing Bank under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Administrative Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto.  Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein or in any other Loan Document or any fiduciary relationship with any Lender or the Issuing Bank; and no implied covenants, functions, responsibilities, duties, obligations or liabilities on the part of the Administrative Agent shall be read into this Agreement or any other Loan Document or otherwise exist against the Administrative Agent.

8.2 Delegation of Duties.  The Administrative Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties.  The Administrative Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

8.3 Exculpatory Provisions.  Neither the Administrative Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be (a) required to initiate or conduct any litigation or collection proceedings hereunder, except with the concurrence of the Majority Lenders and contribution by each Lender of its Percentage Share of costs reasonably expected by the Administrative Agent to be incurred in connection therewith, (b) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person's own gross negligence or willful misconduct), or (c) responsible in any manner to any Lender for any recitals, statements, representations or warranties made by each Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Administrative Agent under or in connection with, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of a Borrower to perform its obligations hereunder or thereunder.  The Administrative Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of a Borrower.

8.4 Reliance by Administrative Agent.  The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex, teletype or email message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including counsel to the Borrowers), independent accountants and other experts selected by the Administrative Agent.  The Administrative Agent may deem and treat the holder of any Loan as the owner thereof for all purposes unless and until a written notice of assignment, negotiation or transfer thereof shall have been received by the Administrative Agent.  The Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Lenders, or the Required Lenders or all Lenders to

the extent required by Section 9.2, as it deems appropriate and it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action.  The Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Majority Lenders, or the Required Lenders or all Lenders to the extent required by Section 9.2.  Such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Loans.  In no event shall the Administrative Agent be required to take any action that exposes the Administrative Agent to personal liability or that is contrary to any Loan Document or applicable Requirement of Law.

8.5 Notice of Default.  The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Administrative Agent has received notice from a Lender, the Issuing Bank or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default."  In the event that the Administrative Agent receives such a notice, the Administrative Agent shall give notice thereof to the Lenders and the Issuing Bank.  The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Majority Lenders; provided that unless and until the Administrative Agent shall have received such directions, subject to the provisions of Section 7.2, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

8.6 Non-Reliance on Administrative Agent and Other Lenders.  Each Lender expressly acknowledges that neither the Administrative Agent, the Issuing Bank nor any other Lender nor any of their respective officers, directors, employees, agents, advisors, attorneys-in-fact or affiliates has made any representation or warranty to such Lender and that no act by the Administrative Agent, the Issuing Bank or any other Lender hereafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Administrative Agent, the Issuing Bank or any Lender to any other Lender.  Each Lender represents to the Administrative Agent that it has, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, condition (financial and otherwise) and creditworthiness of the Borrowers and the value of the Properties of the Borrowers and has made its own decision to enter into this Agreement.  Each Lender also represents that it will, independently and without reliance upon the Administrative Agent, the Issuing Bank or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, condition (financial and otherwise) and creditworthiness of the Borrowers and the value of the Properties of the Borrowers.  Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial and otherwise) or creditworthiness of the

Borrowers or the value of the Properties of the Borrowers which may come into the possession of the Administrative Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

8.7 [Reserved].

8.8 Restitution.  Should the right of the Administrative Agent, the Issuing Bank or any Lender to realize funds with respect to the Obligations be challenged and any application of such funds to the Obligations be reversed, whether by Governmental Authority or otherwise, or should the Borrowers otherwise be entitled to a refund or return of funds distributed to the Lenders in connection with the Obligations, the Administrative Agent, the Issuing Bank or such Lender, as the case may be, shall promptly notify the Lenders of such fact.  Not later than Noon, Central Standard or Daylight Savings Time, as the case may be, of the Business Day following such notice, each Lender shall pay to the Administrative Agent an amount equal to the ratable share of such Lender of the funds required to be returned to the Borrowers.  The ratable share of each Lender shall be determined on the basis of the percentage of the payment all or a portion of which is required to be refunded originally distributed to such Lender, if such percentage can be determined, or, if such percentage cannot be determined, on the basis of the Percentage Share of such Lender.  The Administrative Agent shall forward such funds to the Borrowers or to the Lender required to return such funds.  If any such amount due to the Administrative Agent is made available by any Lender after Noon, Central Standard or Daylight Savings Time, as the case may be, of the Business Day following such notice, such Lender shall pay to the Administrative Agent (or the Lender required to return funds to the Borrowers, as the case may be) for its own account interest on such amount at a rate equal to the Federal Funds Rate for the period from and including the date on which restitution to the Borrowers is made by the Administrative Agent (or the Lender required to return funds to the Borrowers, as the case may be) to but not including the date on which such Lender failing to timely forward its share of funds required to be returned to the Borrowers shall have made its ratable share of such funds available.

8.9 Administrative Agent in Its Individual Capacity.  The Administrative Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Administrative Agent were not the agent hereunder.  With respect to any Loan made by the Lender serving as the Administrative Agent, the Administrative Agent shall have the same rights and powers under this Agreement as a Lender and may exercise such rights and powers as though it were not the Administrative Agent.  The terms "Lender" and "Lenders" shall include the Administrative Agent in its individual capacity.

8.10 Successor Administrative Agent.  The Administrative Agent may resign as Administrative Agent upon ten days' notice to the Lenders, the Issuing Bank and the Borrowers.  If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent.  The term "Administrative Agent" shall mean such successor agent effective upon its appointment.  The rights, powers and duties of the former Administrative Agent as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans.  If no successor agent has accepted appointment as Administrative Agent by the date that is 10 days following a retiring Administrative Agent's notice of resignation, the retiring Administrative Agent's resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above.  After the removal or resignation of any Administrative Agent hereunder as Administrative Agent, the provisions of this Article and Section 9.16 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

Any resignation by JPMC as Administrative Agent pursuant to this Section shall also constitute its resignation as Issuing Bank.  Upon the acceptance of a successor's appointment as Administrative Agent hereunder, (a) such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring Issuing Bank, (b) the retiring Issuing Bank shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents, and (c) the successor Issuing Bank shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or make other arrangements satisfactory to the retiring Issuing Bank to effectively assume the obligations of the retiring Issuing Bank with respect to such Letters of Credit.

8.11 Applicable Parties.  The provisions of this Article 8 are solely for the benefit of the Administrative Agent, the Issuing Bank and the Lenders, and the Borrowers shall not have any rights as a third party beneficiary or otherwise under any of the provisions of this Article.  In performing functions and duties hereunder and under the other Loan Documents, the Administrative Agent shall act solely as the agent of the Lenders and does not assume, nor shall it be deemed to have assumed, any obligation or relationship of trust or agency with or for the Borrowers or any legal representative, successor and assign of the Borrowers.

8.12 Collateral and Guaranty Matters.

(a) The Secured Parties irrevocably authorize the Administrative Agent, at their option and in their discretion, without the necessity of any notice to or further consent from the Secured Parties:

(i) to release any Lien on any property granted to or held by the Administrative Agent under any Security Instrument (i) upon termination of the Facility Amounts and payment in full of all Obligations and the termination or Cash Collateralization of all Letters of Credit, (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) subject to Section 9.2, if approved, authorized or ratified in writing by the Majority Lenders;

(ii) to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain first priority perfected security interests in and Liens upon the Collateral granted pursuant to the Security Instruments.

(iii) to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Secured Parties under the Loan Documents or applicable Requirements of Law.

(b) Upon the request of the Administrative Agent at any time, the Secured Parties will confirm in writing the Administrative Agent's authority to release particular types or items of Collateral pursuant to this Section.

(c) Each Borrower hereby irrevocably appoints the Administrative Agent as such Borrower's attorney-in-fact, with full authority to, after the occurrence and during the continuance of an Event of Default, act for such Borrower and in the name of such Borrower to, in the Administrative Agent's discretion upon the occurrence and during the continuance of an Event of Default, file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral without the signature of such Borrower where permitted by law, to receive, endorse, and collect any drafts or other instruments, documents, and chattel paper which are part of the Collateral, and to ask, demand, collect, sue for, recover, compromise, receive, and give acquittance and receipts for moneys due and to become due under or in respect of any of the Collateral and to file any claims or take any action or institute any proceedings which the Administrative Agent may reasonably deem necessary or desirable for the collection of any of the Collateral or otherwise to enforce the rights of the Administrative Agent with respect to any of the Collateral.  The power of attorney granted hereby is coupled with an interest and is irrevocable.

(d) If any Borrower or any Subsidiary fails to perform any covenant contained in this Agreement or the other Security Instruments, the Administrative Agent may itself perform, or cause performance of, such covenant, and the Borrowers shall pay for the expenses of the Administrative Agent incurred in connection therewith in accordance with Section 9.16(a).

(e) The powers conferred on the Administrative Agent under this Agreement and the other Security Instruments are solely to protect its interest in the Collateral and shall not impose any duty upon it to exercise any such powers.  Beyond the safe custody thereof, the Administrative Agent and each Secured Party shall have no duty with respect to any Collateral in its possession or control (or in the possession or control of the Administrative Agent or bailee) or with respect to any income thereon or the preservation of rights against prior parties or any other rights pertaining thereto. The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if the Collateral is accorded treatment substantially equal to that which the Administrative Agent accords its own property.  Neither the Administrative Agent nor any Secured Party shall be liable or responsible for any loss or damage to any of the Collateral, or for any diminution in the value thereof, by reason of the act or omission of any warehouseman, carrier, forwarding agency, consignee, broker or other agent or bailee selected by any Borrower or selected by the Administrative Agent in good faith.

(f) Anything contained in any of the Loan Documents to the contrary notwithstanding, each Borrower and each Secured Party hereby agree that no Secured Party other than the Administrative Agent shall have any right individually to realize upon any of the Collateral or to enforce any Guaranty, it being understood and agreed that all powers, rights and remedies hereunder and under the Security Instruments may be exercised solely by Administrative Agent on behalf of the Secured Parties in accordance with the terms hereof.

8.13 Co-Documentation Agents and Co-Syndication Agents.  Neither the Co-Documentation Agents nor the Co-Syndication Agents shall have any duties or responsibilities hereunder in its capacity as such.  No Co-Documentation Agent or Co-Syndication Agent shall have or be deemed to have any fiduciary relationship with any Lender.  Each Lender acknowledges that it has not relied, and will not rely, on the Co-Documentation Agents or Co-Syndication Agents in deciding to enter into this Agreement or any other Loan Document or in taking or not taking any action hereunder or thereunder.

ARTICLE 9

MISCELLANEOUS

9.1 Successors and Assigns.

(a) Successors and Assigns Generally.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Borrower may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of the Administrative Agent and each Lender and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an assignee in accordance with the provisions of paragraph (b) of this Section, (ii) by way of participation in accordance with the provisions of paragraph (d) of this Section or (iii) by way of pledge or assignment of a security interest subject to the restrictions of paragraph (f) of this Section (and any other attempted assignment or transfer by any party hereto shall be null and void).  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in paragraph (d) of this Section and, to the extent expressly contemplated hereby, the Swap Counterparties, the Cash Management Banks and the Related Parties of each of the Administrative Agent and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

Assignments by Lenders.  Any Lender may at any time assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Facility Amount and the Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:
(i) Minimum Amounts.

(A)           in the case of an assignment of the entire remaining amount of the assigning Lender's Facility Amount and the Loans at the time owing to it or in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund, no minimum amount need be assigned; and

(B)           in any case not described in paragraph (b)(i)(A) of this Section, the aggregate amount of the Facility Amount (which for this purpose includes Loans outstanding thereunder) or, if the applicable Facility Amount is not then in effect, the principal outstanding balance of the Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent or, if "Trade Date" is specified in the Assignment and Assumption, as of the Trade Date) shall not be less than $10,000,000 (or any whole multiple of $1,000,000 in excess thereof), unless each of the Administrative Agent and, so long as no Event of Default has occurred and is continuing, the Borrowers otherwise consent (each such consent not to be unreasonably withheld or delayed).

(ii) Proportionate Amounts.  Each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender's rights and obligations under this Agreement with respect to the Loan or the Facility Amount assigned.

(iii) Required Consents.  No consent shall be required for any assignment except to the extent required by paragraph (b)(i)(B) of this Section and, in addition:

(A)           the consent of the Borrowers (such consent not to be unreasonably withheld or delayed) shall be required unless (x) an Event of Default has occurred and is continuing at the time of such assignment or (y) such assignment is to a Lender, an Affiliate of a Lender or an Approved Fund;

(B)           the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed) shall be required if such assignment is to a Person that is not a Lender, an Affiliate of a Lender or an Approved Fund; and

(C)           the consent of the Issuing Bank (such consent not to be unreasonably withheld or delayed) shall be required for any assignment that increases the obligation of the assignee to participate in exposure under one or more Letters of Credit (whether or not then outstanding).

(iv) Assignment and Assumption.  The parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3500, and the assignee, if it is not a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire.

(v) No Assignment to Borrowers or Guarantors.  No such assignment shall be made to any Borrower, any Guarantor, or any of the Borrowers' or Guarantors' respective Affiliates or Subsidiaries.

(vi) No Assignment to Natural Persons; Defaulting Lenders.  No such assignment shall be made to a natural person or any Defaulting Lender.

Subject to acceptance and recording thereof by the Administrative Agent pursuant to paragraph (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning

Lender's rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 2.20, 2.22 and 9.16 with respect to facts and circumstances occurring prior to the effective date of such assignment.  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this paragraph shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (d) of this Section.

(c) Register.  The Administrative Agent, acting solely for this purpose as an agent of the Borrowers, shall maintain at its Principal Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Facility Amounts of, and principal amounts of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the "Register").  The entries in the Register shall be conclusive, and the Borrowers, the Administrative Agent and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations.  Any Lender may at any time, without the consent of, or notice to, any Borrower or the Administrative Agent, sell participations to any Person (other than a natural person, any Defaulting Lender, any Borrower, any Guarantor or any of the Borrowers' or Guarantors' respective Affiliates or Subsidiaries) (each, a "Participant") in all or a portion of such Lender's rights and/or obligations under this Agreement (including all or a portion of its Facility Amount and/or the Loans owing to it); provided that (i) such Lender's obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Borrowers, the Administrative Agent, the Issuing Bank and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement.

Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any  provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the
Participant, agree to any amendment, modification or waiver described in  Section 9.2(a) that affects such Participant.  Subject to paragraph (e) of this Section, the Borrowers agree that each Participant shall be entitled to the benefits of Sections 2.20 and 2.22 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section.  To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 2.17 as though it were a Lender, provided such Participant agrees to be subject to Section 2.10 as though it were a Lender.

(e) Limitations upon Participant Rights.  A Participant shall not be entitled to receive any greater payment under Sections 2.20 and 2.22 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrowers' prior written consent.  A Participant that is not incorporated under the laws of the United States of America or a state thereof shall not be entitled to the benefits of Section 2.22 unless the Borrowers are notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.22(b) as though it were a Lender.

(f) Certain Pledges.  Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Defaulting Lenders.  In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent, the Issuing Bank or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit in accordance with its Percentage Share.  Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

9.2 Amendments and Waivers.  Neither this Agreement nor any of the other Loan Documents nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section.  The Administrative Agent and the Borrowers may, with the written consent of the Majority Lenders, from time to time, enter into written amendments, supplements or modifications to the Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or the Borrowers hereunder or thereunder or waiving, on such terms and conditions as the Administrative Agent may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such amendment, supplement, modification or waiver shall (a) extend the time of payment of any Loan or any installment thereof, reduce the rate or extend the time of payment of interest thereon, extend the Final Maturity, reduce or extend the time of payment of any fee payable to the Lenders hereunder, reduce the principal amount of the Obligations, increase the Maximum Facility Amount (except as provided in Section 2.26), release any Collateral or any Guarantor in excess of that allowed by Section 6.4, change the definition of "Facility Amount", "Commitment Amount", "Borrowing Base", "Percentage Share" or "Commitment Period", change the percentage specified in the definition of "Majority Lenders" or "Required Lenders", amend, modify or waive any provision of this Section or Section 2.10, 2.11, 3.2, 3.3, 5.12 or 8.10 and 9.16, any other provision applicable to the determination of the Borrowing Base, any other provision in a manner that would alter the pro rata sharing of payments required thereby, or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, or consent to the assignment or transfer by a Borrower of any of its rights or obligations under this Agreement or the other Loan Documents, in any such case without the written consent of all Lenders, (b) amend, modify or waive any provision of Article 8 or the rights or obligations of the Administrative Agent without the written consent of the Administrative Agent, or (c) amend, modify or waive any provision of Section 2.19 or the rights or obligations of the Issuing Bank without the written consent of the Issuing Bank.  Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Facility Amount of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) the Borrowing Base may not be increased without the consent of such Lender.  Any such amendment, supplement, modification or waiver shall apply equally to each of the Lenders and shall be binding upon the Borrowers, the Lenders, the Issuing Bank, the Administrative Agent, and all future holders of the Loans.  In the event of any waiver, the Borrowers, the Lenders, the Issuing Bank, and the Administrative Agent shall be restored to their respective former positions and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default or impair any right with respect thereto.  Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the change, waiver, discharge or termination is sought.

9.3 Survival of Representations, Warranties and Covenants.  All representations and warranties of the Borrowers and all covenants and agreements herein made shall survive the execution and delivery of the Loan Documents and shall remain in force and effect so long as any Obligation remains outstanding, any Letter of Credit remains outstanding and not Cash Collateralized or any Facility Amount exists.

9.4 Notices and Other Communications.  Except as to oral notices expressly authorized herein, which oral notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by telecopy).  Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, two Business Days after deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of telecopy notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows in the case of the Borrowers, the Administrative Agent and the Issuing Bank, and in the case of the Lenders, as set forth in the Administrative Questionnaire delivered to the Administrative Agent by such Lender, or to such other address as may be hereafter notified by the respective parties hereto:

Borrowers:                       16825 Northchase Drive, Suite 400
                                           Houston, Texas  77060

                                           Attention:  Alton D. Heckaman, Jr.
                                           Telecopy:  (281) 874-2701

Administrative Agent:    10 South Dearborn, Floor 07
                                           Chicago, Illinois 60603-2003
                                           Attention: Nanette Wilson
                                           Telecopy: (312) 385-7096

Issuing Bank:                   10 South Dearborn, Floor 07
                                           Chicago, Illinois 60603-2003
                                           Attention: Stacy Slaton
                                           Telecopy: (312) 385-7107

provided, that notice, request or communication to or upon the Administrative Agent or the Issuing Bank pursuant to Section 2.1(a) or Section 2.2(b) shall not be effective until actually received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2.1(a) or Section 2.2(b) unless otherwise agreed by the Administrative Agent, the Issuing Bank and the applicable Lender.  The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

9.5 Parties in Interest.  All covenants and agreements herein contained by or on behalf of the Borrowers, the Lenders, the Issuing Bank and the Administrative Agent shall be binding upon and inure to the benefit of the Borrowers, the Lenders, the Issuing Bank or the Administrative Agent, as the case may be, and their respective legal representatives, successors and assigns.

9.6 No Waiver; Rights Cumulative.  No course of dealing on the part of any Lender, the Issuing Bank or the Administrative Agent or the officers or employees of any Lender, the Issuing Bank or the Administrative Agent, nor any failure or delay by any Lender, the Issuing Bank or the Administrative Agent with respect to exercising any of their rights, powers or privileges under this Agreement or any other Loan Document shall operate as a waiver thereof.  The rights and remedies of the Lenders, the Issuing Bank and the Administrative Agent under this Agreement and the other Loan Documents shall be cumulative, and the exercise or partial exercise of any such right or remedy shall not preclude the exercise of any other right or remedy.  No making of a Loan or issuance of a Letter of Credit shall constitute a waiver of any of the covenants or warranties of the Borrowers contained herein or of any of the conditions to the obligation of the Lenders to make other Loans or the Issuing Bank to issue other Letters of Credit hereunder.  In the event a Borrower is unable to satisfy any such covenant, warranty or condition, no such Loan shall have the effect of precluding the Administrative Agent from thereafter declaring such inability to be an Event of Default as hereinabove provided.

9.7 Survival Upon Unenforceability.  In the event any one or more of the provisions contained in this Agreement or any other Loan Document shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision hereof or of any other Loan Document.  Without limiting the foregoing provisions of this Section 9.7, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by any bankruptcy, insolvency, debtor's relief, or other similar laws, as determined in good faith by the Administrative Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

9.8 Rights of Third Parties.  Except as provided in Section 9.17 with respect to Swap Counterparties and Cash Management Banks, all provisions herein are imposed solely and exclusively for the benefit of the Lenders, the Issuing Bank, the Administrative Agent, and the Borrowers; and no other Person shall have standing to require satisfaction of such provisions in accordance with their terms or be entitled to assume that the Lenders will refuse to make Loans or the Issuing Bank will refuse to issue Letters of Credit in the absence of strict compliance with any or all of such provisions; and any or all of such provisions may, subject to the provisions of Section 9.2 as to the rights of the Lenders, be freely waived in whole or in part by the Administrative Agent at any time if in its sole discretion it deems it advisable to do so.

9.9 Controlling Agreement.  In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

9.10 Confidentiality.  Each of the Administrative Agent, the Issuing Bank and each Lender agrees to keep confidential all non-public information provided to it by any Borrower, any Subsidiary, the Administrative Agent, the Issuing Bank or any Lender pursuant to or in connection with this Agreement that is designated by the provider thereof as confidential; provided that nothing herein shall prevent the Administrative Agent, the Issuing Bank or any Lender from disclosing any such information (a) to the Administrative Agent, the Issuing Bank, any other Lender or any affiliate thereof, (b) subject to an agreement to comply with the provisions of this Section, to any actual or prospective assignee of any of the Loans, (c) to its employees, directors, agents, attorneys, accountants and other professional advisors or those of any of its affiliates, (d) upon the request or demand of any Governmental Authority, (e) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (f) if requested or required to do so in connection with any litigation or similar proceeding, (g) that has been publicly disclosed, (h) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender's investment portfolio in connection with ratings issued with respect to such Lender, (i) in connection with the exercise of any remedy hereunder or under any other Loan Document, (j) to any direct, indirect, actual or prospective counterparty (and its advisor) to any swap, derivative or securitization transaction related to the obligations under the Credit Agreement or (k) to credit insurance providers.

Each Lender acknowledges that information furnished to it pursuant to this Agreement or the other Loan Documents may include material non-public information concerning the Borrowers and their Affiliates and their Related Parties or their respective securities, and confirms that it has developed compliance procedures regarding the use of material non-public information and that it will handle such material non-public information in accordance with those procedures and applicable law, including Federal and state securities laws.

All information, including requests for waivers and amendments, furnished by the Borrowers or the Administrative Agent pursuant to, or in the course of administering, this Agreement or the other Loan Documents will be syndicate-level information, which may contain material non-public information about the Borrowers and their Affiliates and their Related Parties or their respective securities.  Accordingly, each Lender represents to the Borrowers and the Administrative Agent that it has identified in its Administrative Questionnaire a credit contact who may receive information that may contain material non-public information in accordance with its compliance procedures and applicable law, including Federal and state securities laws.

9.11 Integration.  This Agreement amends, restates, and replaces the Existing Credit Agreement and constitutes the entire agreement among the parties hereto with respect to the subject hereof.  This Agreement supersedes any prior agreement among the parties hereto, whether written or oral, relating to the subject hereof.  THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

9.12 Jurisdiction and Venue; Service of Process.

(a) All actions or proceedings with respect to, arising directly or indirectly in connection with, out of, related to, or from this Agreement or any other Loan Document may be litigated, at the sole discretion and election of the Administrative Agent, in courts having situs in Houston, Harris County, Texas.  Each Borrower hereby submits to the jurisdiction of any local, state, or federal court located in Houston, Harris County, Texas, and hereby waives any rights it may have to transfer or change the jurisdiction or venue of any litigation brought against it by the Administrative Agent, the Issuing Bank or any Lender in accordance with this Section.

(b) Each Borrower agrees (i) that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrowers at their address set forth in Section 9.4 or at such other address of which the Administrative Agent shall have been notified pursuant thereto and (ii) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or shall limit the right to sue in any other jurisdiction.

9.13 Waiver of Rights to Jury Trial.  Each Borrower, the Administrative Agent, the Issuing Bank, and each Lender hereby knowingly, voluntarily, intentionally, irrevocably, and unconditionally waive all rights to trial by jury in any action, suit, proceeding, counterclaim, or other litigation that relates to or arises out of any of this Agreement or any other Loan Document or the acts or omissions of the Administrative Agent, the Issuing Bank or any Lender in the

enforcement of any of the terms or provisions of this Agreement or any other Loan Document or otherwise with respect thereto.  The provisions of this Section are a material inducement for the Administrative Agent, the Issuing Bank and the Lenders entering into this Agreement.

9.14 Governing Law.  This Agreement and the other Loan Documents shall be deemed to be contracts made under and shall be construed in accordance with and governed by the laws of the State of Texas without giving effect to principles thereof relating to conflicts of law; provided, however, that Chapter 345 of the Texas Finance Code (which regulates certain revolving credit loan accounts and revolving triparty accounts) shall not apply.

9.15 Counterparts.  For the convenience of the parties, this Agreement may be executed in multiple counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which together shall constitute one and the same agreement.  Delivery of an executed signature page of this Agreement by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart hereof.

9.16 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses.  Each Borrower shall pay (i) all reasonable out of pocket expenses incurred by the Administrative Agent and its Affiliates (including the reasonable fees, charges and disbursements of counsel for the Administrative Agent), in connection with the syndication of the credit facilities provided for herein, the preparation, negotiation, execution, delivery and administration of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out of pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all out of pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender (including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender), and shall pay all fees and time charges for attorneys who may be employees of the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights (A) in connection with this Agreement and the other Loan Documents, including its rights under this Section, or (B) in connection with the Loans made or Letters of Credit issued hereunder, including all such out of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b) Indemnification by the Borrowers.  Each Borrower shall indemnify the Administrative Agent (and any sub-agent thereof), the Issuing Bank, each Lender and each Related Party of any of the foregoing Persons (each such Person being called an "Indemnitee") against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including the fees, charges and disbursements of any counsel for any Indemnitee) incurred by any Indemnitee or asserted against any Indemnitee by any third party or by any Borrower or any Subsidiary arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or the use or proposed use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or Release of Hazardous Substances on or from any property owned or operated by any Borrower or any of its Subsidiaries, or any liability under Environmental Laws related in any way to any Borrower or any of its Subsidiaries, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by any Borrower or any of its Subsidiaries, and regardless of whether any Indemnitee is a party thereto, INCLUDING ANY OF THE FOREGOING ARISING FROM NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF ANY INDEMNITEE; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the bad faith, gross negligence or willful misconduct of such Indemnitee or any material breach of the obligations of such Indemnitee under the Loan Documents.

(c) Reimbursement by Lenders.  To the extent that the Borrowers for any reason fail to indefeasibly pay any amount required under paragraph (a) or (b) of this Section to be paid by it to the Administrative Agent (or any sub-agent thereof), the Issuing Bank or any Related Party of any of the foregoing, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), the Issuing Bank or such Related Party, as the case may be, such Lender's Percentage Share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any such sub-agent) or the Issuing Bank in its capacity as such, or against any Related Party of any of the foregoing acting for the Administrative Agent (or any such sub-agent) or the Issuing Bank in connection with such capacity.

(d) Waiver of Consequential Damages, Etc.  To the fullest extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

(e) Payments.  All amounts due under this Section shall be payable promptly after demand therefor.  The agreements in this Section 9.16 shall survive the payment and performance of all Obligations and the termination of this Agreement.

9.17 Collateral Matters; Hedging Obligations; Cash Management Obligations.  The benefit of the Security Instruments and of the provisions of this Agreement relating to any Collateral securing the Obligations shall also extend to and be available to Swap Counterparties and the Cash Management Banks on a pro rata basis in respect of any Hedging Obligations or Cash Management Obligations.  No Swap Counterparty or Cash Management Bank shall have any voting rights under any Loan Document as a result of the existence of any Hedging Obligations or Cash Management Obligations owed to it.

9.18 Joint and Several Liability.

(a) Each of the Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodations provided by the Secured Parties with respect to the Loan, Letters of Credit and the other Obligations, for the mutual benefit, directly and indirectly, of each of the Borrowers and in consideration of the undertakings of each of the Borrowers to accept joint and several liability for the Obligations of each of them.

(b) Each of the Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Borrower, with respect to the payment and performance of all of the Obligations, it being the intention of the parties hereto that all the Obligations shall be the joint and several obligations of all the Borrowers without preferences or distinction among them.

(c) If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of such Obligations in accordance with the terms hereof, then in each such event the other Borrower will make such payment with respect to, or perform, such Obligation.

(d) The obligations of each Borrower under the provisions of this Section constitute full recourse obligations of such Borrower enforceable against it to the full extent of its properties and assets, irrespective of the validity, regularity or enforceability of this Agreement or any other circumstance whatsoever.

(e) Except as otherwise expressly provided herein or in the other Loan Documents, each Borrower hereby waives notice of acceptance of its joint and several liability, notice of any and all Loans made or Letter of Credit issued under this Agreement, notice of occurrence of any Default or Event of Default, or of any demand for any payment under this
Agreement, notice of any action at any time taken or omitted by any Secured Party under or in respect of any of the Obligations hereunder, any requirement of diligence and, generally, all demands, notices and other formalities of every kind in connection with this Agreement and the other Loan Documents.  Each Borrower hereby assents to, and waives notice of, any extension or postponement of the time for the payment of any of the Obligations, the acceptance of any partial payment thereon, any waiver, consent or other action or acquiescence by any Secured Party at any time or times in respect of any default by any Borrower in the performance or satisfaction of any term, covenant, condition or provision of this Agreement or any other Loan Document, any and all other indulgences whatsoever by the Secured Parties in respect of any of the Obligations, and the taking, addition, substitution or release, in whole or in part, at any time or times, of any security for any of such Obligations or the addition, substitution or release, in whole or in part, of any Borrower.  Without limiting the generality of the foregoing, each Borrower assents to any other action or delay in acting or failure to act on the part of the Secured Parties including, without limitation, any failure strictly or diligently to assert any right or to pursue any remedy or to comply fully with applicable laws or regulations thereunder, which might, but for the provisions of this Section, afford grounds for terminating, discharging or relieving such Borrower, in whole or in part, from any of its obligations under this Section, it being the intention of each Borrower that, so long as any of the Obligations remain unsatisfied, the obligations of such Borrower under this Section shall not be discharged except by performance and then only to the extent of such performance.  The obligations of each Borrower under this Section shall not be diminished or rendered unenforceable by any winding up, reorganization, arrangement, liquidation, reconstruction or similar proceeding with respect to any other Borrower.  The joint and several liability of the Borrowers hereunder shall continue in full force and effect notwithstanding any absorption, merger, amalgamation or any other change whatsoever in the name, membership, constitution or place of formation of any Borrower.

(f) The provisions of this Section are made for the benefit of the Secured Parties and their successors and assigns, and may be enforced by them in accordance with the terms of this Agreement from time to time against either of the Borrowers as often as occasion therefor may arise and without requirement on the part of any Secured Party first to marshall any of their claims or to exercise any of their rights against the other Borrower or to exhaust any remedies available to them against the other Borrower or to resort to any other source or means of obtaining payment of any of the Obligations hereunder or to elect any other remedy.  The provisions of this Section shall remain in effect until all the Obligations shall have been paid in full or otherwise fully satisfied, the Facility Amounts have been terminated and all Letters of Credit have been terminated or Cash Collateralized.  If at any time, any payment, or any part thereof, made in respect of any of the Obligations, is rescinded or must otherwise be restored or returned by any Secured Party upon the insolvency, bankruptcy or reorganization of the Borrowers, or otherwise, the provisions of this Section will forthwith be reinstated in effect, as though such payment had not been made.

(g) It is the intention of the Borrowers and each Secured Party that the amount of the Obligations each Borrower is jointly and severally liable for shall be in, but not in excess of, the maximum amount permitted by fraudulent conveyance, fraudulent transfer and similar  Requirement of Law applicable to such Borrower.  Accordingly, notwithstanding anything to the contrary contained in this Section or in any other agreement or instrument executed in connection with the payment of any of the Obligations, the amount of the Obligations a Borrower is jointly and severally liable for under this Section shall be limited to an aggregate amount equal to the largest amount that would not render such Borrower's obligations hereunder subject to avoidance under Section 548 of the United States Bankruptcy Code or any comparable provision of any other applicable law.

(h) In order to provide for just and equitable contribution among the Borrowers, the Borrowers agree that in the event a payment shall be made on any date under this Agreement by any Borrower (the "Funding Borrower"), each other Borrower (each a "Contributing Borrower") shall indemnify the Funding Borrower in an amount equal to the amount of such payment, in each case multiplied by a fraction the numerator of which shall be the net worth of the Contributing Borrower as of such date and the denominator of which shall be the aggregate net worth of all the Contributing Borrowers together with the net worth of the Funding Borrower as of such date.  Any Contributing Borrower making any payment to a Funding Borrower pursuant to this Section 9.18(h) shall be subrogated to the rights of such Funding Borrower to the extent of such payment.

9.23 USA Patriot Act.  The Administrative Agent, the Issuing Bank and each Lender hereby notifies each Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the "Act"), it is required to obtain, verify and record information that identifies the Borrowers and their Subsidiaries, which information includes the name and address of the Borrowers and their Subsidiaries and other information that will allow such Lender to identify such Borrower or such Subsidiary in accordance with the Act.

[Signature Pages Follow]

IN WITNESS WHEREOF, this Agreement is executed effective as of the date first above written.

BORROWERS:

SWIFT ENERGY COMPANY

By:	/s/ Alton D. Heckaman, Jr.
Alton D. Heckaman, Jr.
Executive Vice President

and Chief Financial Officer

SWIFT ENERGY OPERATING, LLC

By:	/s/ Alton D. Heckaman, Jr.
Alton D. Heckaman, Jr.
Executive Vice President

and Chief Financial Officer

ADMINISTRATIVE AGENT, ISSUING BANK AND LENDER:

JPMORGAN CHASE BANK, N.A.

By:	/s/ Jo Linda Papadakis
Jo Linda Papadakis
Vice President

LENDER:

BANK OF SCOTLAND PLC

By:	/s/ Karen Welch
Name:	Karen Welch
Title:	Vice President

LENDER:

BNP PARIBAS

By:	/s/ John A. Clark
Name:	John A. Clark
Title:	Managing Director

By:	/s/ Matthew A. Turner
Name:	Matthew A. Turner
Title:	Vice President

LENDER:

SOCIETE GENERALE

By:	/s/ Scott Mackey
Name:	Scott Mackey
Title:	Director

LENDER:

WELLS FARGO BANK, N.A.

By:	/s/ Brett Steele
Name:	Brett Steele
Title:	Assistant Vice President

LENDER:

COMPASS BANK

By:	/s/ Spencer Stasney
Name:	Spencer Stasney
Title:	Vice President

LENDER:

COMERICA BANK

By:	/s/ Paul J. Edmonds
Name:	Paul J. Edmonds
Title:	Vice President

LENDER:

NATIXIS

By:	/s/ Liana Tchernysheva
Name:	Liana Tchernysheva
Title:	Director

By:	/s/ Louis P. Laville, III
Name:	Louis P. Laville, III
Title:	Managing Director

LENDER:

AMEGY BANK NATIONAL ASSOCIATION

By:	/s/ Kenneth R. Batson, III
Name:	Kenneth R. Batson, III
Title:	Vice President